Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

AMONG

ACQUISITION DELTA LLC,

PETER PAUL DEJANA FAMILY TRUST DATED 12/31/98,

DEJANA TRUCK & UTILITY EQUIPMENT COMPANY, INC.

AND

ANDREW DEJANA (AS APPOINTED AGENT)

JUNE 15, 2016

EXHIBITS

Exhibit 1.4	-	Excluded Assets
Exhibit 2.4(b)	-	Earnout Illustrations
Exhibit 6.3(c)	-	Purchase Price Allocation
Exhibit 8.1	-	Indemnified Matters
Exhibit 9.2(b)	-	Noncompetition Agreements
Exhibit 9.2(d)(i)-(ii)	-	Employment Agreements
Exhibit 9.2(e)		Lease Agreements Term Sheet
Exhibit 11.15	-	Sellers’ Knowledge
Exhibit 11.16-1	-	Excluded Contracts
Exhibit 11.16-2	-	Reference Closing Statement

INDEX OF DEFINED TERMS

Defined Term	Section

Acquisition Proceeds	Section 2.2(d)

Acquisition Proposal	Section 11.16

Active Transferred Employees	Section 6.2(a)

Affiliate	Section 11.16

Agreement	Preamble

Annual Earnout Payment	Section 2.4(b)

Appointed Agent	Section 11.16

Asset Value	Section 11.16

Assumed Benefit Plans	Section 1.3(e)

Assumed Contracts	Section 1.3(e)

Assumed Liabilities	Section 1.5(e)

Assumed Warranty Liabilities	Section 1.5(a)

Beneficial Rights	Section 1.7

Benefit Plans	Section 3.18(a)

Business	Recitals

Business Day	Section 11.16

Buyer	Preamble

Buyer Indemnified Parties	Section 8.1

Closing	Section 9.1

Closing Date	Section 9.1

Closing Statement	Section 2.3(a)

COBRA	Section 11.16

Code	Section 11.16

Contracts	Section 1.3(e)

CPA Firm	Section 2.5(b)

Current Assets	Section 11.16

Current Liabilities	Section 11.16

Debt Financing	Section 5.4

Deductible	Section 8.5(b)

Dispute	Section 11.9

Defined Term	Section

DTUENY	Preamble

DTUENY Purchased Assets	Section 1.2

Earnout Actual Gross Profit	Section 11.16

Earnout Actual Gross Sales	Section 11.16

Earnout Annual Ratio	Section 11.16

Earnout Measurement Threshold	Section 11.16

Earnout Payment Ratio	Section 11.16

Earnout Potential Payment	Section 11.16

Earnout Year	Section 11.16

Effective Time	Section 9.1

Employment Agreements	Section 9.2(d)

Environmental Laws	Section 11.16

Equity Interests	Section 11.16

ERISA	Section 3.18(a)

Escrow Agent	Section 11.16

Escrow Agreement	Section 9.2(c)

Estimated Closing Statement	Section 2.3(b)

Excluded Assets	Section 1.4

Excluded Contracts	Section 11.16

Excluded Liabilities	Section 11.16

Final Adjustment Amount	Section 11.16

Final Closing Statement	Section 11.16

Financial Statements	Section 3.4(a)

Fundamental Representations	Section 8.5(a)(i)

GAAP	Section 2.3(a)

Governmental Entities	Section 3.3

Hazardous Substance	Section 11.16

Indebtedness	Section 11.16

Indebtedness Payoff Amount	Section 11.16

Indemnified Party	Section 8.3(a)

Indemnity Escrow Deposit	Section 2.2(c)

v

Defined Term	Section

Indemnifying Party	Section 8.3(a)

Insurance Policies	Section 3.13

Intellectual Property	Section 11.16

Inventory	Section 1.3(c)

IRS	Section 11.16

Laws	Section 3.3

Lease Agreements	Section 9.2(e)

Liability	Section 11.16

Liens	Section 11.16

Litigation	Section 11.16

Losses	Section 11.16

Material Adverse Effect	Section 11.16

Material Contract	Section 3.14

Net Working Capital	Section 11.16

Non-Active Transferred Employees	Section 6.2(a)

Noncompetition Agreements	Section 9.2(b)

Orders	Section 3.3

Other Warranty	Section 6.6

Parties	Section 11.16

Permits	Section 1.3(f)

Permitted Liens	Section 11.16

Person	Section 11.16

Preliminary Closing Statement	Section 2.3(c)

Preliminary Earnout Statement	Section 2.4(a)

Products/Services	Section 11.16

Property Taxes	Section 6.3(d)

Proposed Adjustment Amount	Section 11.16

Purchased Assets	Section 1.3

Purchase Price	Section 2.1

Purchase Price Allocation	Section 6.3(b)

Real Property	Section 3.11

Defined Term	Section

Recent Balance Sheet	Section 3.4(a)

Reference Closing Statement	Section 11.16

Regulatory Law	Section 11.16

Related Party Contracts	Section 11.16

Representatives	Section 5.2(a)

Seller Intellectual Property	Section 1.3(d)

Sellers	Recitals

Sellers’ Knowledge	Section 11.15

Settlement Date	Section 2.2(e)

Statement Dispute	Section 2.5(b)

Statement Objection	Section 2.5

Subject Statement	Section 2.5

Taxes	Section 11.16

Tax Return	Section 11.16

Termination Date	Section 10.1(c)

Third Party Claim	Section 8.3

Transferred Receivables	Section 1.3(i)

Transfer Taxes	Section 6.3(c)

Trust	Preamble

Utility Seller Purchased Assets	Section 1.1

Utility Sellers	Recitals

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of June 15, 2016 among Acquisition Delta LLC, a Delaware limited liability company expected to be renamed Dejana Truck & Utility Equipment Company, LLC (“Buyer), Peter Paul Dejana Family Trust Dated 12/31/98, a Florida trust (the “Trust”), Dejana Truck & Utility Equipment Company, Inc., a New York corporation (“DTUENY”), and, solely in the capacity of Appointed Agent, Andrew Dejana, a resident of the State of New York.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Section 11.16.

WHEREAS, the Trust owns all or substantially all of the outstanding equity securities of Dejana Aerial Equipment Company, LLC, a New York limited liability company, Dejana Truck & Utility Equipment Co. of New England, Inc., a Rhode Island corporation, Dejana Truck & Utility Equipment Co. of Mid-Atlantic, LLC, a Maryland limited liability company, Dejana Truck Equipment of Greater Philadelphia, Inc., a New Jersey corporation, Dejana Truck & Utility Equipment Company of Pennsylvania, LLC, a New York limited liability company, Dejana Cargo & Van Body Equipment Company, Inc., a Maryland corporation, and Dejana Cargo & Van Interiors, Inc., a Maryland corporation (collectively, “Utility Sellers”);

WHEREAS, Utility Sellers and DTUENY (collectively, “Sellers”) are engaged in the research and development, design, manufacture, production, assembly, up-fit, marketing, distribution, sale and repair of goods and services, including snow and ice control products, truck bodies, lift gates, crane equipment, winches, storage products and related parts, accessories and similar goods, for the vocational work vehicle equipment industry (collectively, the “Business”); and

WHEREAS, Buyer desires to purchase from Sellers, the Trust desires to cause Utility Sellers to sell to Buyer, and DTUENY desires to sell to Buyer, substantially all of their respective assets upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants set forth in this Agreement, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.1                                    Utility Seller Assets.  Upon the terms set forth in this Agreement, on the Closing Date, the Trust shall cause Utility Sellers to sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Utility Sellers, all of such Utility Sellers’ respective right, title and interest in and to all of the assets, rights, properties, claims, contracts, business and goodwill of Utility Sellers (of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, wherever situated) (collectively, the “Utility Seller Purchased Assets”), free and clear of all Liens other than Permitted Liens and Liens created by Buyer or any of its Affiliates.

Section 1.2                                    DTUENY Assets.  Upon the terms set forth in this Agreement, on the Closing Date, DTUENY shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from DTUENY, all of DTUENY’s right, title and interest in and to all of the assets, rights, properties, claims, contracts, business and goodwill of DTUENY (of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, wherever situated) (collectively, the “DTUENY Purchased Assets”), free and clear of all Liens other than Permitted Liens and Liens created by Buyer or any of its Affiliates.

Section 1.3                                    Purchased Assets.  The Parties agree that the Utility Seller Purchased Assets and DTUENY Purchased Assets (collectively, the “Purchased Assets”) shall include (without limitation) all of such Sellers’ respective right, title and interest in and to the following:

(a)                                 all real property (it being understood neither the Utility Sellers nor DTUENY has any fee ownership interest in any real property);

(b)                                 all tangible personal property, including all machinery, equipment, dies, jigs, molds, patterns, tools, tooling, office furnishings, vehicles, transportation equipment and leasehold improvements;

(c)                                  all inventories of raw materials, work-in-process and finished goods (including all such assets in transit, whether to or from a Seller), and all parts, supplies and components held for sale, together with all related packaging materials (collectively, the “Inventory”);

(d)                                 all Intellectual Property (collectively, the “Seller Intellectual Property”);

(e)                                  all oral and written contracts, purchase orders, sales orders, licenses, leases and other agreements, arrangements and understandings (collectively, “Contracts”), other than the Excluded Contracts (collectively, the “Assumed Contracts”);

(f)                                   all licenses, permits, approvals, authorizations and consents of Governmental Entities and certification organizations, to the extent assignable (collectively, “Permits”);

(g)                                  all advertising material, sales literature, promotional literature, catalogs and related material;

(h)                                 all books, records, files and other embodiments of information, whether relating to past or current operations;

(i)                                     all notes receivable, accounts receivable (including unbilled receivables), drafts and other rights to payment and the full benefit of all security (collectively, the “Transferred Receivables”);

(j)                                    all Benefit Plans expressly assumed pursuant to Section 6.2 (the “Assumed Benefit Plans”) and all assets attributable or related thereto; and

(k)                                 all advance payments, all prepaid items and expenses, all causes of action, claims, rights and privileges against third parties (including manufacturer and seller warranties), all attorney-client privileges and rights related thereto and all other intangible rights and assets, including all goodwill.

Section 1.4                                    Excluded Assets.  Notwithstanding Section 1.1, Section 1.2 and Section 1.3, no Seller shall sell, convey, assign, transfer or deliver to Buyer, and Buyer shall not purchase or acquire from any Seller, any of the following assets (collectively, the “Excluded Assets”):

(a)                                 any rights in or to the franchise of such Seller to be a corporation or limited liability company or its charter, minute book and other records relating to its legal existence and capitalization;

(b)                                 any Equity Interests of such Seller or of any corporation, limited liability company, partnership or other entity in which such Seller owns any Equity Interests;

(c)                                  any consideration to be delivered by Buyer to such Seller pursuant to this Agreement or other rights of such Seller under this Agreement and the other documents and instruments to be executed and delivered by such Seller pursuant hereto;

(d)                                 any cash and cash equivalents, money market funds and marketable securities of such Seller, other than cash on hand at such Seller’s facilities;

(e)                                  any rights of such Seller in receivables owing from Affiliates of such Seller;

(f)                                   any rights of such Seller in, to and under any Excluded Contracts;

(g)                                  any rights of such Seller with respect to claims for contribution, indemnity and similar causes of action, in each case, to the extent arising from and directly related to the defense, compromise, discharge or satisfaction of the Excluded Liabilities; or

(h)                                 any Insurance Policies, vehicles and other assets listed on Exhibit 1.4.  Prior to the Closing, Buyer and Appointed Agent shall establish the “Kelley Book Value” of each of the vehicles listed on Exhibit 1.4, and at the Closing, the Trust shall cause Sellers to pay to Buyer an amount equal to the aggregate values of such vehicles.

Section 1.5                                    Assumed Liabilities.  Upon the terms set forth in this Agreement, on the Closing Date, Buyer shall assume and agree to pay, perform and discharge, as and when due, the following, and only the following, Liabilities of each Seller (the “Assumed Liabilities”):

(a)                                 those Liabilities of such Seller reflected or reserved against on the face of the Final Closing Statement, but only in the amounts so reflected or reserved (and, in the case of Liabilities to service, repair, replace or re-perform Products/Services, subject to subclause (b) below);

(b)                                 those Liabilities of such Seller to service, repair, replace or re-perform Products/Services sold by such Seller prior to the Closing Date of the type currently sold by such Seller, but only to the extent required and limited by the written warranties for such Products/Services set forth in Section 3.21 of the Disclosure Schedule given by such Seller in the ordinary course of business consistent with past practice and to the extent of the amount of the warranty accrual reflected on the face of the Final Closing Statement (the “Assumed Warranty Liabilities”);

(c)                                  those Liabilities of such Seller arising from and after the Closing Date under and pursuant to the Assumed Benefit Plans, except to the extent otherwise set forth in Section 6.2(b); and

(d)                                 those Liabilities of such Seller arising from and after the Closing Date under and pursuant to the Assumed Contracts (and, in the case of Liabilities to service, repair, replace or re-perform Products/Services, subject to subclause (b) above).

For the avoidance of doubt, Buyer shall assume Liabilities of any Seller with respect to any goods delivered, or any services provided, to such Seller prior to the Closing Date for which an invoice is delivered on or after the Closing Date, but, in each case, only to the extent such Liabilities are reflected or reserved against on the face of the Final Closing Statement.  Buyer’s assumption of and agreement to pay, perform and discharge, as and when due, the Assumed Liabilities shall not prohibit Buyer from contesting with any third party the amount, validity or enforceability of any of the Assumed Liabilities, provided that Buyer’s doing so shall not change the characterization of such Liabilities as Assumed Liabilities.

Section 1.6                                    Excluded Liabilities.  Except as and to the extent specifically set forth in Section 1.5, Buyer is not assuming any Liabilities of any Seller (or the Trust).  Without limitation, and notwithstanding the provisions of Section 1.5, Buyer is not assuming, and no Seller shall be deemed to have assigned or otherwise transferred to Buyer, any of the Excluded Liabilities.  The Trust shall cause the Utility Sellers to, and DTUENY shall, pay, perform and discharge, as and when due, all of the Excluded Liabilities.  Such agreement shall not prohibit any Seller from contesting with any third party the amount, validity or enforceability of any of the Excluded Liabilities, provided that such Seller’s doing so shall not change the characterization of such Liabilities as Excluded Liabilities.

Section 1.7                                    Nonassignable Contracts and Other Assets.  Notwithstanding anything to the contrary in this Agreement, no assets of any Seller, including Contracts, that otherwise would constitute Purchased Assets shall be deemed sold, transferred or assigned to Buyer pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Buyer without the consent or approval of any other Person would be ineffective, would constitute a breach of contract or a violation of any Law or Order or would in any other way adversely affect the rights of such Seller (or Buyer as transferee or assignee) and such consent or approval is not obtained at or prior to the Closing.  In such case, to the extent possible:  (a) the beneficial interest in or to such assets (collectively, the “Beneficial Rights”) shall in any event pass at the Closing to Buyer under this Agreement; and (b) pending such consent or approval, Buyer shall discharge the obligations of such Seller under such Beneficial Rights (to the extent such obligations constitute Assumed Liabilities) as agent for such Seller, and the Trust shall cause such Seller to, or DTUENY shall, as the case may be, act as Buyer’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights.  The Trust and DTUENY shall use their reasonable best efforts (and bear their respective costs of such efforts) to obtain and secure all consents and approvals that may be necessary to effect the legal and valid sale, transfer or assignment of the assets underlying the Beneficial Rights to Buyer without any change in any of the material terms or conditions of such assets, and Buyer shall provide such cooperation as may be reasonably requested by the Trust and DTUENY.  The Trust and DTUENY shall make or complete such transfers as soon as reasonably possible and cooperate with Buyer in any other reasonable arrangement designed to provide for Buyer the benefits of such assets, including enforcement at the cost and for the account of Buyer of any and all rights of the applicable Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, and to provide for the discharge of any Liability under such assets to the extent such Liability constitutes an Assumed Liability.  If and to the extent an arrangement acceptable to Buyer with respect to Beneficial Rights cannot be made, then Buyer, upon written notice to Appointed Agent, shall have no obligation under Section 1.5 or otherwise with respect to any such asset, and such asset shall not be deemed to be a Purchased Asset and the related Liability shall not be deemed an Assumed Liability.

ARTICLE 2
PURCHASE PRICE; PAYMENT

Section 2.1                                    Purchase Price.  The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be (a) the assumption of the Assumed Liabilities, (b) an amount equal to the Asset Value as reflected on the Final Closing Statement and (c) the amounts that become payable in accordance with Section 2.4, if any.

Section 2.2                                    Payment.  The Purchase Price shall be paid as follows:

(a)                                 Assumption of Assumed Liabilities.  At the Closing, Buyer shall execute and deliver to Appointed Agent such undertakings and instruments of assumption as are necessary to evidence Buyer’s assumption of the Assumed Liabilities in accordance with this Agreement, in form and substance reasonably acceptable to Buyer and Appointed Agent.

(b)                                 Payment of Indebtedness Payoff Amount.  At the Closing, Buyer shall deliver to the applicable obligees, for and on behalf of Sellers, the Indebtedness Payoff Amount in full satisfaction and retirement of all Indebtedness as set forth in one or more payoff letters and the Estimated Closing Statement.

(c)                                  Payment of Indemnity Escrow Deposit.  At the Closing, Buyer shall deliver to Escrow Agent under the Escrow Agreement an amount equal to $18,000,000 (the “Indemnity Escrow Deposit”).  The Escrow Agreement will provide, among other things, that, on the first anniversary of the Closing Date, Sellers (through delivery to the Trust) will be entitled to receive 50% of the Indemnity Escrow Deposit, less amounts that may be necessary to satisfy any pending claims and, on the second anniversary of the Closing Date, Sellers (through delivery to the Trust) will be entitled to the balance of the Indemnity Escrow Deposit, less amounts that may be necessary to satisfy any pending claims.

(d)                                 Payment of Closing Date Amount.  At the Closing, Buyer shall deliver to the Trust (for the benefit and account of Sellers) an amount equal to the Asset Value as reflected on the Estimated Closing Statement minus the sum of the Indebtedness Payoff Amount and the Indemnity Escrow Deposit (the “Acquisition Proceeds”).

(e)                                  Payment of Final Adjustment Amount.  On or before the fifth Business Day following the determination of the Final Closing Statement (the “Settlement Date”):

(i)                                     If the Final Adjustment Amount is a positive number, then Buyer shall deliver to the Trust (for the benefit and account of Sellers) an amount equal to the Final Adjustment Amount.

(ii)                                  If the Final Adjustment Amount is a negative number, then the Trust and DTUENY shall pay to Buyer an amount equal to the absolute value of the Final Adjustment Amount.

(f)                                   Payment of Earnout Amount.  At the time or times specified in Section 2.4, Buyer shall deliver to the Trust (for an on behalf of all Sellers) the amounts that become payable under Section 2.4, if any.

Section 2.3                                    Determination of Net Working Capital.

(a)                                 Closing Statement.  As used in this Agreement, “Closing Statement” shall mean (collectively) as of a specified time (i) an unaudited consolidated balance sheet of Sellers showing the net book value of the categories of assets and liabilities set forth in the Reference Closing Statement, but reflecting only the Purchased Assets and the Assumed Liabilities, (ii) a statement reflecting the calculation of the Net Working Capital and (iii) a statement reflecting the calculation of the Indebtedness Payoff Amount.  The Parties agree that each Closing Statement shall be prepared in a manner consistent with the preparation, and in the form, of the Reference Closing Statement as to accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies.  Without limitation, for purposes of preparing the Preliminary Closing Statement, each Seller shall complete a physical inventory as of the Effective Time, and Buyer shall have the right to monitor and/or participate in such physical inventory.

(b)                                 Estimated Closing Statement.  At least five Business Days prior to the anticipated Closing Date:

(i)                                     The Trust shall deliver to Buyer a schedule that sets forth the Trust’s reasonable, good faith estimate of the Closing Statement as of the opening of business on the Closing Date, together with a calculation of the Asset Value and the Acquisition Proceeds based thereon (the “Estimated Closing Statement”).  The Estimated Closing Statement shall be based on Sellers’ internal books and records as of the end of the last preceding month end for which the required data is available.  The Trust shall cause Sellers to provide Buyer and its representatives with reasonable access to all books and records reasonably necessary for Buyer to review the calculations set forth in the Estimated Closing Statement (including all books and records that the Trust utilized in preparing the Estimated Closing Statement and the chief financial officer of the Sellers) and discuss and consider any adjustments to the Estimated Closing Statement that Buyer proposes in good faith.

(ii)                                  The Trust shall deliver to Buyer (A) a schedule that sets forth the respective amounts, payees and wire transfer instructions with respect to each item of the Indebtedness Payoff Amount included within the Estimated Closing Statement and (B) the forms of payoff letters in customary form reasonably acceptable to Buyer and Appointed Agent that will be executed at the Closing by the lenders of such Indebtedness Payoff Amount, which payoff letters shall include the lenders’ release, upon payment at the Closing, of all Liens of such lenders affecting the Purchased Assets.

(c)                                  Preliminary Closing Statement.  Within 60 days after the Closing Date (or, if later, within 60 days after the date that Sellers’ audited financial statements are finalized), Buyer shall prepare and deliver to Appointed Agent a Closing Statement as of the opening of business on the Closing Date, together with a calculation of the Asset Value and the Acquisition Proceeds based thereon and the Proposed Adjustment Amount (the “Preliminary Closing Statement”).  The Parties shall comply with the procedures set forth in Section 2.5 with respect to the review and potential adjustment of the Preliminary Closing Statement.

Section 2.4                                    Earnout Consideration.

(a)                                 Preliminary Earnout Statement.  On or before April 15th of the calendar year following the applicable Earnout Year, Buyer shall provide Appointed Agent with an unaudited income statement of Buyer with respect to such Earnout Year, together with a calculation of the Earnout Actual Gross Sales, Earnout Actual Gross Profit and Earnout Payment Ratio for such Earnout Year (the “Preliminary Earnout Statement”).  The Parties agree that such income statement shall be prepared in accordance with GAAP as applied by Buyer on a consistent basis except (i) for the absence of footnote disclosure and (ii) expenses historically treated by Sellers as operating expenses that, under GAAP, are included in cost of sales (e.g., freight) shall be added to Earnout Actual Gross Profit for purposes of calculating the Annual Earnout Payments to which the Sellers are entitled, if any.  The Parties shall comply with the procedures set forth in Section 2.5 with respect to the review and potential adjustment of each Preliminary Earnout Statement.

(b)                                 Annual Earnout Payments.  On or before the fifth Business Day following the determination of each Final Earnout Statement, Buyer shall pay to the Trust (for the benefit and account of Sellers) an amount equal to the Earnout Potential Payment multiplied by the Earnout Payment Ratio reflected on such Final Earnout Statement (the “Annual Earnout Payment”).  For the avoidance of doubt, if the Earnout Payment Ratio reflected on such Final Earnout Statement is zero, then Buyer shall have no obligations under this Section 2.4(b) with respect to the applicable Earnout Year.  For illustrative purposes only, the attached Exhibit 2.4(b) sets forth sample calculations for the Earnout Annual Payment based on certain assumed facts specified thereon.

(c)                                  Post-Closing Operation of the Business.  During the period commencing on the Closing Date and ending on last day of the final Earnout Year, Buyer shall (i) maintain the records of Buyer in a manner permitting accurate preparation of financial statements consistent with Section 2.4(a) and permitting the good faith calculation of the Annual Earnout Payments, (ii) operate the Business through Buyer and not in or through any Affiliate of Buyer (it being understood that this provision shall not restrict the purchase and sale of goods or services involving Affiliates in a manner generally consistent with the conduct of business involving Sellers, on the one hand, and Buyer and its Affiliates, on the other hand, prior to the Closing), (iii) supply goods to Sellers (and provide rebates, credits and other allowances in connection with such supply of goods) in a manner generally consistent with the conduct of the business involving Sellers, on the one hand, and Buyer and its Affiliates, on the other hand, prior to the Closing, and (iv) not take any action outside the ordinary course of business with the intent to negatively impact the achievement or payment of the Annual Earnout Payments.

Section 2.5                                    Final Determination Process.

(a)                                 Statement Objection.  Within 60 days after Buyer provides Appointed Agent with the Preliminary Closing Statement or the Preliminary Earnout Statement (as the case may be, the “Subject Statement”), Appointed Agent shall complete its review of the Subject Statement.  Upon request, Buyer shall provide Appointed Agent and its representatives with reasonable access to all books and records reasonably necessary for Appointed Agent to review the calculations set forth in the Subject Statement (including all books and records that Buyer utilized in preparing the Subject Statement and a Buyer-designated representative involved in preparing the Subject Statement).  Appointed Agent may object to the content of the Subject Statement, but only on the basis that the amounts reflected in the Subject Statement were not determined in accordance with Section 2.3(a) and Section 2.3(c) in the case of the Preliminary Closing Statement or Section 2.4(a) and Section 2.4(c) in the case of the Preliminary Earnout Statement or were determined based on mathematical, clerical or similar error.  Appointed Agent shall make any such objection on or prior to the last day of such 60-day period by providing Buyer with a written notice setting forth in reasonable detail a description of the basis of the objection and the adjustments to the Subject Statement that Appointed Agent believes should be made (a “Statement Objection”).

(b)                                 Dispute Resolution.  If Appointed Agent timely provides Buyer with a Statement Objection, then Buyer and Appointed Agent shall promptly attempt in good faith to resolve any dispute or disagreement relating to the Subject Statement (the “Statement Dispute”).  If Buyer and Appointed Agent are unable to resolve the Statement Dispute within 30 days after delivery of the Statement Objection, then, at any time thereafter, either Buyer or Appointed Agent may elect to have the Statement Dispute resolved by Deloitte & Touche LLP or another nationally recognized firm of independent public accountants as to which Buyer and Appointed Agent mutually agree (the “CPA Firm”).  The CPA Firm shall, acting as an expert and not as an arbitrator, determine on the basis of the standards expressly set forth in this Agreement, and only with respect to the remaining accounting related differences so submitted to the CPA Firm (and not by independent review), whether and to what extent, if any, the amounts reflected in the Subject Statement require adjustment.  In connection with the engagement of the CPA Firm, Buyer and Appointed Agent shall execute reasonable engagement letters and supply such other documents and information as the CPA Firm reasonably requires or as such Party reasonably deems appropriate.  The CPA Firm shall be instructed to use every reasonable effort to perform its services within 15 days after submission of the Statement Dispute to it and, in any case, as soon as practicable after such submission.  In resolving the Statement Dispute, the CPA Firm (A) shall utilize the criteria set forth in Section 2.3(a) and Section 2.3(c) or Section 2.4(a) and Section 2.4(c) (as the case may be) and (B) shall not assign a value to any item greater than the greatest value for such item claimed by Buyer or Appointed Agent, or less than the smallest value for such item claimed by Buyer or Appointed Agent, as set forth in the Subject Statement or the Statement Objection.  Absent fraud or manifest error, the CPA Firm’s determination of the Statement Dispute shall be conclusive and binding upon the Parties.  All fees and expenses of the CPA Firm in connection with the services provided pursuant to this Section 2.5(b) shall be borne equally by Buyer, on the one hand, and the Trust and DTUENY, on the other hand.

(c)                                  Confidentiality.  Except to the extent required by applicable Law, Appointed Agent shall not directly or indirectly disclose any content of the Subject Statement to any Person (other than to its representatives and the CPA Firm in connection with the resolution of a Statement Dispute pursuant to Section 2.5(b)) without the prior written consent of Buyer.

Section 2.6                                    Other Payments and Adjustments.  DTUENY shall, and the Trust shall cause Utility Sellers to, pay directly to their respective employees the amount of wages and other compensation (including bonuses) earned for all periods prior to the Effective Time, and to the extent paid by Sellers, such wages and other compensation shall not be accrued on the Final Closing Statement.  There shall be accrued on the face of the Final Closing Statement, and Buyer shall thereby receive a credit on the Settlement Date in an amount equal to the dollar amount of, all vacation, holiday and sick pay unpaid by Sellers as of the Effective Time attributable to any period or partial period of employment by Sellers prior to the Effective Time (except to the extent that such vacation, holiday and sick pay is required to be paid by Sellers at or prior to the Closing under applicable Law), plus employee payroll Taxes applicable thereto due or to become due, for the Active Transferred Employees and (a) who as of the Effective Time have not taken all of their vacation, holiday or sick time earned prior to Closing or (b) who have not earned vacation, holiday or sick time as of the Effective Time but who would have earned vacation, holiday or sick time for any such period or partial period of employment prior to the Closing (on a pro rata basis) had they continued as employees of a Seller to the date when such vacation, holiday or sick pay would have accrued to them, and Buyer shall assume and honor all such obligations of Sellers in respect of such vacation, holiday and sick time but only to the extent of such accrual on the Final Closing Statement.

Section 2.7                                    Method of Payment.  All cash payments under Section 2.2 shall be made by wire transfer of immediately available funds to an account that the recipient, at least 48 hours prior to the time for payment specified under this Agreement, has designated.

Section 2.8                                    Withholding.  To the extent applicable, Buyer shall be entitled to deduct and withhold from any amount payable under this Agreement any withholding Taxes or other amounts required under applicable Law to be deducted and withheld.  To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid (and shall be paid over to the appropriate Governmental Entity).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE TRUST AND DTUENY

As an inducement to Buyer to execute and deliver this Agreement, the Trust and DTUENY make the following representations and warranties to Buyer, each of which is true and correct on the date of this Agreement, shall remain true and correct through and including the Closing Date with reference to the facts and circumstances then existing (it being understood that, for representations and warranties that speak as of a specific date or time, such representations and warranties will be true and correct only as of such date or time) and shall survive the consummation of the transactions contemplated by this Agreement:

Section 3.1                                    Due Organization and Power.

(a)                                 The Trust.  The Trust is duly organized and validly existing under the laws of the State of Florida.  The Trust has all requisite trust power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by the Trust pursuant hereto and to carry out the transactions contemplated hereby and thereby.  The Trust directly or indirectly owns all of the issued and outstanding Equity Interests of Utility Sellers, free and clear of all Liens.  Except as set forth in Section 3.1(a) of the Disclosure Schedule, the Trust owns no assets other than life insurance policies on the life of the settlor of the Trust and the direct or indirect ownership of the Equity Interests of Utility Sellers and is not subject to any liabilities.

(b)                                 Sellers.  Each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each Seller has all requisite corporate or limited liability company power and authority to own, operate and lease its assets, to carry on its business as and where such is currently conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.  Each Seller is duly licensed or qualified to do business as a foreign entity, and is in good standing, in each jurisdiction in which the character of the assets owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, with such exceptions that, individually or in the aggregate, have not resulted, and are not reasonably likely to result, in a Material Adverse Effect.  Section 3.1(b) of the Disclosure Schedule sets forth a correct and complete list of the jurisdictions in which each Seller is duly licensed or qualified to do business as a foreign entity.  No Seller owns, directly or indirectly, any

Equity Interests of any Person (whether or not such Person is disregarded for Tax purposes).  Each Seller has delivered to Buyer correct and complete copies of its certificate of incorporation and bylaws or comparable charter documents, including all amendments thereto.  Since January 1, 2006, no Seller has engaged in any business other than the Business.

Section 3.2                                    Authority.  The execution and delivery by the Trust and DTUENY of this Agreement and the other documents and instruments to be executed and delivered by the Trust and Sellers pursuant hereto and the consummation by the Trust and Sellers of the transactions contemplated hereby and thereby have been duly authorized by the Trust and Sellers.  No other or further act or proceeding (corporate, limited liability company or otherwise) on the part of the Trust or any Seller (including their respective beneficiaries or equityholders) is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Trust and Sellers pursuant hereto or the consummation by the Trust and Sellers of the transactions contemplated hereby and thereby.  This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Trust and Sellers pursuant hereto will constitute, valid and binding agreements of the Trust and Sellers (as applicable), enforceable in accordance with their respective terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3.3                                    No Violation.  Neither the execution and delivery by the Trust and DTUENY of this Agreement or the other documents and instruments to be executed and delivered by the Trust and Sellers pursuant hereto nor the consummation by the Trust and Sellers of the transactions contemplated hereby and thereby will (a) violate any statute, law (including common law), ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any government, court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign, supranational or other (collectively, “Governmental Entities”) applicable to the Trust or any Seller, (b) subject to obtaining the consents set forth in Section 3.3 of the Disclosure Schedule, require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity, (c) subject to obtaining the consents set forth in Section 3.3 of the Disclosure Schedule, violate or conflict with, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination or give rise to a right of termination or modification of, or accelerate the performance required by, any provision of the certificate of incorporation, bylaws or other comparable formation or charter documents of the Trust or any Seller or of any material Contract to which the Trust or any Seller is party or by which the Trust, any Seller or any Purchased Assets may be bound or affected or (d) result in the creation of any Lien upon any of the Purchased Assets (other than Liens created by Buyer or any of its Affiliates).

Section 3.4                                    Financial Matters.

(a)                                 Financial Statements.  Section 3.4(a) of the Disclosure Schedule contains correct and complete copies of (i) the unaudited combined financial statements

(including balance sheets and statements of operations, retained earnings and members’ capital, and cash flows) of Sellers and certain Affiliates for each of the fiscal years ended December 31, 2014 and December 31, 2013 (including the notes contained therein or annexed thereto), which financial statements have been reviewed by Margolin, Winer & Evans LLP, independent accountants for Sellers for such years, (ii) an unaudited, combined balance sheet of Sellers as of December 31, 2015 and the related income statement for the fiscal year then ended and (iii) an unaudited combined balance sheet of Sellers as of April 30, 2016 (the “Recent Balance Sheet”) and the related income statement for the four months then ended.  All such financial statements (A) are prepared from and consistent with such financial statements as have been prepared and used by Sellers in the ordinary course of managing their respective business and measuring and reporting its operating results, (B) are prepared in accordance with the accounting methods, policies, practices and procedures historically employed by Sellers in the ordinary course of business, with consistent classifications, judgments and estimation methodologies, and with the books and records of Sellers and (C) fairly present in all material respects the assets, Liabilities, financial position, results of operations and cash flows of Sellers as of the dates and for the periods indicated.

(b)                                 Undisclosed Liabilities.  Except as and to the extent specifically set forth on the face of the Recent Balance Sheet or in Section 3.4(b) of the Disclosure Schedule, Sellers have no Liabilities that GAAP would require to be reflected or reserved against on the face of a balance sheet other than commercial Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business consistent with past practice that, individually and in the aggregate, have not resulted, and are not reasonably likely to result, in a Material Adverse Effect.

Section 3.5                                    Tax Matters.

(a)                                 Provision for Taxes.  The unpaid Taxes of the Sellers (i) did not, as of the Recent Balance Sheet, exceed the reserve for Tax Liability (excluding any provision for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Recent Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Sellers in filing their Tax Returns.  Since the date of the Recent Balance Sheet, no Seller has incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practice.

(b)                                 Tax Returns.  All material Tax Returns required to be filed by or on behalf of Sellers have been timely filed and, when filed, were correct and complete in all material respects.  All Taxes due with respect to such Tax Returns have been, or will be, timely paid by Sellers.  Sellers have duly withheld, collected and paid over to the appropriate Governmental Entity all Taxes that they are required to withhold, collect and pay in connection with amounts paid or owing to any Person, including any equityholder, director, employee, independent contractor or third party.

(c)                                  Tax Audits.  No claim has been made in writing by any Governmental Entity in a jurisdiction where a Seller does not file Tax Returns that such Seller is or may be subject to taxation in such jurisdiction.  Any deficiencies proposed as a result of any audits of any Seller by any Governmental Entity have been paid or settled, and there are no present disputes as to Taxes payable by Seller in connection with the Business or the Purchased Assets.  Except as set forth in Section 3.5(c) of the Seller Disclosure Schedule, there are no unexpired waivers or extensions of any statute of limitations with respect to any Taxes of Seller and Seller is not a party to any action or proceedings by any Governmental Entity for the collection or assessment of Taxes against it in connection with the Business or the Purchased Assets. There are no Liens, other than Permitted Liens, on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(d)                                 Tax Status.  Each Seller that is a corporation properly and timely filed a valid election under Section 1362 of the Code to be treated as an S corporation as defined under Section 1361 of the Code for federal income tax purposes and a corresponding valid election under the Laws of their respective jurisdiction of organization, in each case, effective prior to the later of January 1, 2006 or the date such Seller’s incorporation.  Such elections have remained in effect since such dates.  No Person has taken any action or failed to take any action, nor has any event occurred, that would result in the revocation or termination of any of such elections at any time.

(e)                                  Tax Rulings.  No Seller has requested or received any Tax ruling, private letter ruling, technical advice memorandum, competent authority relief or similar agreement from the IRS (or other authority responsible for the administration or collection of Taxes).  No Seller has received any Tax opinion with respect to any transaction relating to such Seller other than transactions in the ordinary course of business consistent with past practice.

(f)                                   Tax Exemptions.  Each Seller is in compliance with the terms and conditions of all applicable transferable Tax exemptions, Tax agreements and Tax orders of any Governmental Entity to which it may be subject or to which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

(g)                                  Closing Agreements.  Except for a resolution of the New York State Sales and Use Tax Exam described in Section 3.5(c) of the Disclosure Schedule, no Seller entered into a closing agreement or other similar agreement with a Governmental Entity relating to Taxes of such Seller with respect to a taxable period for which the statute of limitations is still open.

(h)                                 Reportable Transactions. No Seller has been a party to any “reportable transaction” as defined under Section 6707A(c)(1) of the Code or Section 1.6011-4(b) of the Treasury Regulations.

(i)                                     Section 280G Matters.  No Seller is party to any Contract that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Law) or (ii) any obligation to withhold Taxes pursuant to Section 4999 of the Code (or any corresponding or similar provision of state, local or foreign Law).

Section 3.6                                    Transferred Receivables.  All Transferred Receivables (a) arose out of arm’s length transactions made in the ordinary course of business consistent with past practice, (b) are the valid and legally binding obligations of the Persons obligated to pay such amounts, (c) are collectible (net of the reserves for doubtful accounts shown on the Final Closing Statement) in the ordinary course of business consistent with past practice without the necessity of commencing Litigation, (d) are subject to no counterclaim or setoff and (e) are not in dispute.

Section 3.7                                    Inventory.  All Inventory reflected on the Recent Balance Sheet (a) has been valued in a manner consistent with past practice, (b) is valued at the lower of cost (on a first-in, first-out basis) or market and (c) consists of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice.  All Inventory purchased since the date of the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice.  All Inventory is located at, or is in transit to or from, the Real Property, other than an aggregate of approximately $40,000 of Inventory on consignment in Maryland, New York and Rhode Island.  All work-in-process consists of a quality ordinarily produced in accordance with the requirements of the Contracts to which such work-in-process relates and will require no material rework with respect to services performed prior to the Closing.

Section 3.8                                    Absence of Certain Changes.  Since the date of the Recent Balance Sheet until the date of this Agreement, (a) each Seller has conducted its business only in the ordinary course consistent with past practice and (b) there has not been:  (i) any change, event, development, condition, occurrence or combination of changes, events, developments, conditions or occurrences that, individually or in the aggregate, has resulted, or is reasonably expected by the Trust or DTUENY to result, in a Material Adverse Effect; (ii) any material loss, damage or destruction, whether or not covered by insurance, relating to or affecting the business, assets or Liabilities of any Seller or Real Property; or (iii) except as set forth in Section 3.8 of the Disclosure Schedule, any action taken by any Seller that would have required the consent of Buyer under Section 5.1 (other than Section 5.1(b)(ix)) if such action was taken after the date of this Agreement.

Section 3.9                                    No Litigation.  Except as set forth in Section 3.9 of the Disclosure Schedule, there is no Litigation pending or, to Sellers’ Knowledge, threatened or anticipated against any Seller or its equityholders, directors, managers or officers (in such capacity) or its business, assets or Liabilities.  To Sellers’ Knowledge, no event has occurred or action taken that is reasonably likely to result in any such Litigation.  Neither any Seller nor any portion of its business or assets is subject to any Order (excluding Orders of general application).

Section 3.10                             Laws and Orders.

(a)                                 General.  Except for past violations for which Sellers are not subject to any current Liability and cannot become subject to any future Liability, Sellers (including their respective businesses and assets) are and have been in compliance with all applicable Laws and Orders except for instances of noncompliance where neither the costs and penalties associated with noncompliance nor the costs associated with rectifying the noncompliance, individually or in the aggregate, are material.  Except as set forth in Section 3.10(a) of the Disclosure Schedule, since January 1, 2013, no Seller has received notice of any violation or alleged violation of any Laws or Orders in any material respect.  All material reports, filings and other instruments required to be filed by or on behalf of any Seller with any Governmental Entity have been filed and, when filed, were correct and complete in all material respects.

(b)                                 Permits.  Sellers have all material Permits required for the conduct of the Business and the occupancy of the Real Property.  All such Permits are set forth in Section 3.10(b) of the Disclosure Schedule, are in full force and effect and, except as set forth in Section 3.10(b) of the Disclosure Schedule, will not be affected or made subject to any loss, limitation or obligation to reapply as a result of the consummation of the transactions contemplated by this Agreement.  Except for past violations for which Sellers are not subject to any current Liability and cannot become subject to any future Liability, Sellers (including their respective businesses and assets) are and have been in compliance with all such Permits except for instances of noncompliance where neither the costs and penalties associated with noncompliance nor the costs associated with rectifying the noncompliance, individually or in the aggregate, are material.

(c)                                  Environmental Matters.  Without limiting the generality of the foregoing provisions of this Section 3.10, except for past violations for which Sellers are not subject to any current Liability and, to Sellers’ Knowledge, cannot become subject to any future Liability, Sellers (including their respective businesses and assets) are and have been in compliance with all Environmental Laws, except for instances of noncompliance where neither the costs and penalties associated with noncompliance nor the costs associated with rectifying the noncompliance, individually or in the aggregate, are material.  There is no Litigation pending or, to Sellers’ Knowledge, threatened or anticipated against any Seller relating to Environmental Laws in any way.  To Sellers’ Knowledge, there is no Liability of any other Person that may have been retained or assumed by or is reasonably expected to be imputed or attributed to any Seller relating to Environmental Laws in any way.  Except as set forth in Section 3.10(c) of the Disclosure Schedule, there are no past or present (or, to Sellers’ Knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that are reasonably expected to (i) interfere materially with or prevent compliance or continued compliance by the Business with all Environmental Laws or (ii) give rise to any Liability, including Liability under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or similar state, municipal, county, local, foreign, supranational or other Laws, or otherwise form the basis of any Litigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened or anticipated release into the environment, of any Hazardous Substance.  Except as set forth in Section 3.10(c) of the Disclosure Schedule, (A) no portion of any of the Real Property has been used as a landfill or for storage or landfill of Hazardous Substances, (B) no underground storage tanks are present on any of the Real Property and (C) no transformers or capacitors containing polychlorinated biphenyls (PCBs) are present on any of the Real Property.  Correct and complete copies of all final environmental studies in the possession, custody or control of Seller or any Affiliate of any Seller relating to any Real Property have been delivered to Buyer.

Section 3.11                             Real Property.  Sellers own no real property.  Section 3.11 of the Disclosure Schedule sets forth a correct and complete list of all real property that Sellers lease, use or occupy (the “Real Property”), including all encumbrances, easements or rights of way of record (or, if not of record, of which any Seller has actual notice or knowledge) granted on or appurtenant to or otherwise affecting the Real Property.  Except as set forth in Section 3.11 of the Disclosure Schedule, the use of the Real Property as currently used is a permitted use by right in the applicable zoning classification.  No public improvements have been commenced and, to Sellers’ Knowledge, none are planned that may result in special assessments against or otherwise materially adversely affect any Real Property.  Seller has received no written notice of a (i) planned or proposed increase in assessed valuations of any Real Property, (ii) Order requiring repair, alteration or correction of any existing condition affecting any Real Property or the systems or improvements thereat or (iii) condition or defect that could give rise to an Order of the type described in subclause (ii).  To Sellers’ Knowledge, there is no existing, proposed or contemplated plan to construct, modify or realign any street, highway, power line or pipeline that would adversely affect the current or planned use or occupancy of any Real Property.

Section 3.12                             Title to and Condition of Properties.

(a)                                 Title.  Sellers have good and marketable title to (or, as applicable, a valid and subsisting leasehold interest or license rights in) all of the Purchased Assets, free and clear of all Liens other than Permitted Liens and those Liens set forth in Section 3.12(a) of the Disclosure Schedule.  Except for those assets that are subject to the personal property leases set forth in Section 3.14 of the Disclosure Schedule, Sellers have good and marketable title to all of the Purchased Assets.  None of the Purchased Assets is subject to any restrictions with respect to the transferability or divisibility thereof or any right to recovery by any previous owner of such property under any theory of Law or contractual right.  No Seller is using any assets that are not owned, licensed or leased by it.  At the Closing, Buyer will receive good and marketable title to (or, as applicable, a valid and subsisting leasehold interest or license rights in) all of the Purchased Assets, free and clear of all Liens other than Permitted Liens and Liens created by Buyer or any of its Affiliates.

(b)                                 Condition.  All equipment, machinery and other operating assets constituting Purchased Assets, as well as all buildings, plants and other structures (including all fixtures and systems located thereon) owned or utilized by Sellers, are in good operating condition and repair (ordinary wear and tear excepted) and have been maintained consistent with the standards generally followed in the industry.

Section 3.13                             Insurance.  Section 3.13 of the Disclosure Schedule sets forth a correct and complete list of all policies of insurance in effect with respect to Sellers and their respective business, assets or Liabilities (collectively, the “Insurance Policies”).  All of the Insurance Policies are valid, outstanding and enforceable policies, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  No Seller has received any notice of cancellation or termination with respect to any Insurance Policy, and to Seller’s Knowledge, no event or condition exists or has occurred that could result in cancellation of any Insurance Policy prior to its scheduled expiration date.  None of the insurance carriers providing coverage under the Insurance Policies has declared bankruptcy or provided notice of insolvency to any Seller.  To Seller’s Knowledge, each Seller has duly and timely made all claims that it has been entitled to make under the Insurance Policies.  There is no claim by any Seller pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and to Seller’s Knowledge, there is no basis for denial of any pending claim under any Insurance Policy.  Since January 1, 2006, all products liability and general liability Insurance Policies maintained by or for the benefit of any Seller have been “occurrence” policies and not “claims made” policies.  The Trust has delivered correct and complete copies of the Insurance Policies, together with a correct and complete list of all pending claims under the Insurance Policies as of the date of this Agreement, to Buyer.

Section 3.14                             Material Contracts.  Section 3.14 of the Disclosure Schedule sets forth a correct and complete list of each of the following types of Contracts (each, a “Material Contract”) to which any Seller is party or otherwise bound as of the date of this Agreement:

(a)                                 any Contract for the lease, use or occupancy of real property;

(b)                                 any Contract for the lease or use of personal property involving any remaining consideration, termination charge or other expenditure in excess of $50,000 or a term that, absent early termination by such Seller, will continue for more than 12 months after the Closing Date;

(c)                                  any Contract with a customer (including a distributor) involving the future sale of goods or services by such Seller that provides for a price, fee or other consideration payable to such Seller in an annual period in excess of $50,000 or a term that, absent early termination by such Seller, will continue for more than 12 months after the Closing Date;

(d)                                 any Contract with a supplier, licensor or other Person that provides for future expenditures by such Seller in excess of $50,000 or a term that, absent early termination by such Seller, will continue for more than 12 months after the Closing Date;

(e)                                  any Contract evidencing loans, promissory notes, letters of credit, performance or other types of bonds or other evidences of indebtedness, including any Contracts evidencing or relating to Indebtedness, as a signatory, guarantor or otherwise;

(f)                                   any Contract with any director, officer, employee, agent, consultant or other Person performing similar functions that provides for future liability for payment of compensation (including bonuses) in excess of $50,000 (whether contingent or otherwise);

(g)                                  any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor union, labor organization or works council or group of employees;

(h)                                 any Contract with any Governmental Entity;

(i)                                     any joint venture, partnership, strategic alliance or similar Contract and any Contract pursuant to which a Seller acquired, by merging or consolidating with, or by purchasing any portion of the Equity Interests or any material portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof;

(j)                                    any power of attorney or proxy that is currently in effect;

(k)                                 any Contract guaranteeing the payment or performance of any Person, agreeing to indemnify any Person (except under Contracts executed by such Seller in the ordinary course of business consistent with past practice), any surety Contract and any Contract containing provisions whereby such Seller agrees to be contingently or secondarily liable for the obligations of any Person;

(l)                                     any Contract (i) prohibiting or restricting such Seller or any of its employees from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on any business anywhere in the world, (ii) relating to the location of employees or a minimum number of employees to be employed by such Seller, (iii) containing any “most favored nation,” “most favored customer” or similar provisions or (iv) granting any type of exclusive rights to any Person;

(m)                             any consulting, development, joint development or similar Contracts relating to, or any Contracts requiring the assignment of any interest in, any Intellectual Property; or

(n)                                 any other Contract of any nature (i) involving any remaining consideration or other expenditure in excess of $50,000, (ii) involving any remaining performance over a period of more than 12 months or (iii) that is otherwise individually material to the business of any Seller.

The Trust has made available to Buyer a correct and complete copy of each Material Contract.  As of the date of this Agreement, (i) no party to any Material Contract has given notice of termination or non-renewal of such Material Contract that remains pending and (ii) to Sellers’ Knowledge, no notice, termination or non-renewal is impending or otherwise planned.

Section 3.15                             No Default.  No Seller is in default in any material respect under any Assumed Contract, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any Seller’s obligations thereunder or result in the creation of any Lien on any of the Purchased Assets.  To Sellers’ Knowledge, no third party is in default in any material respect under any Assumed Contract, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or give rise to an automatic termination or right of discretionary termination thereof.  Each Assumed Contract is in full force and effect and is a valid and binding agreement enforceable against the Seller that is party thereto and, to Sellers’ Knowledge, the other party or parties thereto in accordance with its terms.

Section 3.16                             Labor Matters.  No employees of any Seller are legally organized or recognized as a labor organization or represented by any labor union, labor organization or works council with respect to their employment with such Seller, and no question concerning representation is threatened relating to employees of any Seller.  Since January 1, 2013, no Seller has experienced any labor disputes, any union organization attempts or any work stoppages due to labor disagreements.  There is no unfair labor practice charge or complaint pending or threatened against any Seller.  There is no labor strike, slowdown, stoppage, walkout, lockout or other labor-related dispute pending or, to Sellers’ Knowledge, threatened against or affecting any Seller.  Except as set forth on Section 3.9 of the Disclosure Schedule, there are no administrative charges or court complaints against any Seller concerning alleged employment discrimination or other employment-related matters pending or, to Sellers’ Knowledge, threatened before any Governmental Entity.

Section 3.17                             Employees; Compensation.  Section 3.17 of the Disclosure Schedule sets forth a correct and complete list, as of May 31, 2016, of (a) all employees of each Seller, (b) each such employee’s title and location of employment and the name of the entity that employs such employee, (c) each such employee’s employment status (i.e., whether employee is actively employed or not actively at work due to illness, short-term disability, sick leave, authorized leave or absence, layoff for lack of work or service in the Armed Forces of the United States or for any other reason) and (d) each such employee’s annual rate of compensation.  As of the date hereof, no such employee has terminated, or to Seller’s Knowledge has expressed an intention to any Seller, to terminate his or her employment.  Section 3.17 of the Disclosure Schedule also sets forth a correct and complete list of the qualified beneficiaries eligible for COBRA continuation coverage benefits under any Benefit Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA).

Section 3.18                             Employee Benefit Plans.

(a)                                 Disclosure.  Section 3.18(a) of the Disclosure Schedule sets forth a correct and complete list of all “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee compensation and benefit programs, funds, plans or Contracts that are maintained by any Seller, or to which any Seller is obligated to contribute, for current or former directors, managers, officers or employees with respect to which any Seller has or may have any liability, or that otherwise cover any employees of the Business, including any deferred-compensation, equity-based, retirement, retention, welfare-benefit, medical insurance or hospitalization, death benefit, life insurance, disability, insurance, severance, salary continuation, unemployment, savings, vacation, cafeteria, bonus, incentive or fringe benefit program, plan, policy, arrangement or Contract, whether or not reduced to writing (collectively, the “Benefit Plans”).

(b)                                 Delivery of Documents.  With respect to each Benefit Plan, to the extent applicable, the Trust has made available to Buyer a correct and complete copy of (i) the plan document or other governing Contract and any amendments thereto or a description of any unwritten plan, (ii) the most recently distributed summary plan description, (iii) each trust, insurance or other funding Contract, custodial Contract, administrative Contract, investment policy, insurance policy and other Contracts material to the Benefit Plan, (iv) the most recently filed IRS Form 5500 (including schedules and attachments), (v) the most recently received IRS determination letter or IRS opinion letter (in the case of a prototype plan), (vi) all correspondence within the last three years with any governmental authority and (vii) the most recently prepared financial statements.

(c)                                  Multiemployer and Funded Plans.  None of the Benefit Plans is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) and to which any Seller contributes or has an obligation to contribute, and no Seller nor any Person who could be considered a single employer with any Seller has ever maintained or been obligated to contribute to any such multiemployer plan or Multiple Employer Plan or otherwise has any Liability, contingent or otherwise, with respect to any such plan.  None of the Benefit Plans is or ever has been a plan subject to Title IV of ERISA or Section 412 of the Code, and neither any Seller nor any Person who could be considered a single employer with any Seller has any Liability, contingent or otherwise, with respect to a plan subject to Title IV of ERISA or Section 412 of the Code.  No Benefit Plan provides medical or dental benefits with respect to current or former directors, officers, managers or employees of any Seller beyond their termination of employment, other than (i) coverage mandated by Sections 601 et seq. of ERISA and 4980B(f) of the Code or similar state Law, (ii) conversion rights required by state insurance Law or (iii) extension of coverage to the end of the month in which termination occurs pursuant to the terms of the Benefit Plan.

(d)                                 Compliance.  Except as set forth in Section 3.18(d) of the Disclosure Schedule:  (i) each Benefit Plan is and has at all times been in compliance in form and operation with its own terms and applicable Law in all material respects, Sellers, to the extent due, have timely made all required contributions thereto, each fiduciary of each Benefit Plan who is an employee or director of any Seller has complied in all material respects with all applicable Laws with respect thereto and each fiduciary of each Benefit Plan who is not an employee or director of any Seller has, to Seller’s Knowledge, complied in all material respects with all applicable Laws with respect thereto; (ii) all material notices, reports and information relating to the Benefit Plan required to be filed with any Governmental Entity or provided to participants or their beneficiaries have been timely filed and provided, and the information included therein was correct and complete in all material respects; (iii) there is no Litigation pending (other than routine claims for benefits being reviewed pursuant to the plan’s internal claim and approval process) or, to Sellers’ Knowledge, threatened with respect to any Benefit Plan or against the assets of any Benefit Plan nor has there been in the past six years any material dispute with or investigation by any Governmental Entity with respect to any Benefit Plan; (iv) no Benefit Plan is or has been within the three years prior to the date hereof been the subject of an examination, inquiry or audit by a governmental authority; (v) each Benefit Plan intended to be qualified under Section 401(a) of the Code is covered by a favorable IRS determination letter (issued with respect to its most recently completed remedial amendment period) as to the tax-qualified status of the plan and trust as to form or is a prototype entitled to rely on an opinion letter and nothing has occurred that could reasonably be expected to affect adversely the qualified status of such

Benefit Plan; (vi) to Sellers’ Knowledge, no Person has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code; and (vii) Sellers and the relevant plan administrator if applicable have at all relevant times properly classified each provider of services to Sellers as an employee, temporary employee or independent contractor, as the case may be, for all purposes relating to each Benefit Plan and Law for which such classification could be relevant.

(e)                                  Certain Payments.  Except as set forth in Section 3.18(e) of the Disclosure Schedule, none of the execution and delivery of this Agreement, the approval of the transactions contemplated hereby or the consummation of the transactions contemplated hereby (whether alone or in connection with any other event) will trigger severance, increased compensation or benefits, acceleration of payment or vesting of benefits, or the funding of any trusts, in respect of any current or former directors, managers, officers or employees of any Seller, or limit or restrict the ability of Buyer or its affiliates to merge, amend or terminate any Benefit Plan.

(f)                                   No Other Binding Commitments.  No Seller has any announced plan or legally binding commitment to create any additional Benefit Plans or to amend or modify any existing Benefit Plans.

(g)                                  Deferred Compensation.  None of the Benefit Plans is a nonqualified deferred compensation plan that fails to meet the requirements of Section 409A of the Code or that is not, or has not been, operated in accordance with such requirements.

Section 3.19                             Intellectual Property.  Section 3.19 of the Disclosure Schedule sets forth a correct and complete list of all Seller Intellectual Property owned or exclusively licensed by each Seller (to the extent susceptible to listing).  Section 3.19 of the Disclosure Schedule also specifies which of the Seller Intellectual Property is registered.  All Seller Intellectual Property is in good standing, and those shown as registered in Section 3.19 of the Disclosure Schedule have been registered in all jurisdictions where required, which jurisdictions are set forth in Section 3.19 of the Disclosure Schedule.  All registrations and applications have been properly made and filed, and all annuity, maintenance, renewal and other fees relating to registrations or applications are current.  All Intellectual Property rights that are used by Sellers are valid, enforceable and in good standing.  There are no equitable defenses to enforcement of any Intellectual Property rights used by Sellers that are based on any act or omission of Sellers.  The consummation of the transactions contemplated by this Agreement will not impair any rights of Sellers in, to or under any Seller Intellectual Property.  No Seller has granted any license or made any assignment of any of the Seller Intellectual Property owned by it, and no Person other than Sellers has any right to use any Seller Intellectual Property owned by Sellers.  No Seller pays any royalties or other consideration for the right to use any Intellectual Property rights of others.  No Seller requires any Intellectual Property rights that such Seller does not already own or license in order to conduct its business as currently conducted.  To Seller’s Knowledge, there is no pending infringement or misappropriation by others of Intellectual Property rights owned or used by any Seller.  Use of Seller Intellectual Property does not infringe on or misappropriate Intellectual Property rights of others.  No methods, processes, procedures, apparatus or equipment, used or held for use by any Seller use or include any proprietary or confidential information or any trade secrets misappropriated from another.  No Seller has any proprietary or confidential information that is owned or claimed by other Persons and that is not rightfully in the possession of such Seller, and each Seller has complied in all material respects with all Contracts governing the disclosure and use of proprietary or confidential information.  Sellers have maintained the confidentiality of the Seller Intellectual Property to the extent necessary to maintain all proprietary rights therein.

Section 3.20                             Customers, Suppliers and Dealers.

(a)                                 Major Customers.  Section 3.20(a) of the Disclosure Schedule sets forth a correct and complete list of the ten largest customers, including distributors, of Sellers (taken as a whole) for each of the two most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year and whether such customer is an Affiliate or a third party.  To Seller’s Knowledge, none of the customers described in Section 3.20(a) of the Disclosure Schedule will cease to continue to be customers of the Business (as owned by Buyer) after the Closing at substantially the same level of purchases and pricing as heretofore.

(b)                                 Major Suppliers.  Section 3.20(b) of the Disclosure Schedule sets forth a correct and complete list of the ten largest suppliers to Sellers (taken as a whole) for each of the two most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year and whether such supplier is an Affiliate or third party.  To Seller’s Knowledge, none of the suppliers described in Section 3.20(b) of the Disclosure Schedule will cease to continue to supply the Business (as owned by Buyer) with goods and services as heretofore in the same quantities and at competitive prices, to the extent Buyer so requests such goods and services.

(c)                                  Dealers.  No Seller has any engagement or other relationship with any sales representative, dealer, distributor or franchisee or other third party performing similar functions for such Seller, and no Seller has terminated any such engagement or other relationship in the previous six years.

Section 3.21                             Product Warranty and Product Liability.  Section 3.21 of the Disclosure Schedule contains a correct and complete copy of each Seller’s standard warranty or warranties for sales of Products/Services, and except as expressly set forth therein, there are no warranties (statutory or otherwise), deviations from standard warranties or commitments or obligations with respect to the return, repair, replacement or re-performance of Products/Services under which any Seller will have any Liability.  Except as set forth in Section 3.21 of the Disclosure Schedule, there are no pending warranty claims involving any Seller. Voluntary concessions or payments by Sellers not charged to warranty expense as an accommodation to customers that have claimed that a Product/Service is defective or nonconforming have been less than $10,000 in the aggregate in the last twelve months.  None of the Products/Services has been the subject of any replacement, field fix, retrofit, modification or recall campaign, and to Sellers’ Knowledge, no facts or conditions exist that would reasonably be expected to result in any such campaign.

Section 3.22                             Certain Relationships to Seller.  Section 3.22 of the Disclosure Schedule sets forth a correct and complete list of (a) all Related Party Contracts to which any Seller is party or otherwise bound, (b) all obligations of any Affiliate of any Seller to any Seller and (c) all obligations of any Seller to any Affiliate of any Seller.  No Affiliate of any Seller has any direct or indirect interest in (i) any Person that does business with any Seller or is competitive with the business of any Seller or (ii) any asset that is used by any Seller in the conduct of its business.

Section 3.23                             Assets Necessary to Business.  Except for Inventory items sold by Sellers in the ordinary course of business consistent with past practice, (a) each Seller has all material assets, tangible and intangible (including Intellectual Property rights), that such Seller used, held for use or acquired for use in the operations of its business during the six-month period immediately preceding the date of this Agreement and (b) each Seller’s assets will comprise all material assets, tangible and intangible (including Intellectual Property rights), that such Seller used, held for use or acquired for use in the operations of its business from the date of this Agreement until and through the Closing Date.  The Purchased Assets comprise all assets, tangible and intangible (including Intellectual Property), necessary for the operations of the Business as presently conducted.

Section 3.24                             No Brokers or Finders.  Neither any Seller nor any Seller’s equityholders, directors, managers, officers, employees or agents has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Trust and DTUENY to execute and deliver this Agreement, Buyer makes the following representations and warranties to the Trust and DTUENY, each of which is true and correct on the date of this Agreement, shall remain true and correct through and including the Closing Date with reference to the facts and circumstances then existing and shall survive the consummation of the transactions contemplated by this Agreement:

Section 4.1                                    Due Organization and Power.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite limited liability company power and authority to own, operate and lease its assets, to carry on its business as and where such is currently conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

Section 4.2                                    Authority.  The execution and delivery by Buyer of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by Buyer.  No other or further limited liability company act or proceeding on the part of Buyer (including its equityholders) is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation by Buyer of the transactions contemplated hereby and thereby.  This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4.3                                    No Violation.  Neither the execution and delivery by Buyer of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto nor the consummation by Buyer of the transactions contemplated hereby and thereby (a) will violate any Law or Order applicable to Buyer, (b) except for the requirements of any Regulatory Law applicable to the transactions contemplated by this Agreement, will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or (c) will violate or conflict with, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination or give rise to a right of termination or modification of, or accelerate the performance required by, any provision of the charter documents of Buyer or of any material Contract to which Buyer is party or by which Buyer may be bound or affected.

Section 4.4                                    No Brokers or Finders.  Except for Hanley, Hammill, Thomas LLC, neither Buyer nor any of its equityholders, officers, employees or agents has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS PRIOR TO THE CLOSING

Section 5.1                                    Conduct of Business.

(a)                                 Ordinary Course.  During the period commencing on the date of this Agreement and continuing until the Closing, except as specifically contemplated by this Agreement, the Trust shall cause each Utility Seller to, and DTUENY shall, (i) conduct its business only in, and not take any action except in, the ordinary course of business consistent with past practice, (ii) use its reasonable best efforts to preserve intact its business organizations, to keep available the services of its present officers and key employees and to preserve the existing relations and goodwill of those having business relationships with it, (iii) use, maintain and repair all of its assets in a normal business manner and (iv) cause all Contracts (including bids or quotations for the same) executed after the date of this Agreement to contain terms that, in the aggregate, are consistent with achieving the results that are reflected in the financial projections that DTUENY delivered to Buyer prior to the date of this Agreement (it being understood that, for this purpose, the relevant Contract shall be evaluated over the life of the entire Contract).

(b)                                 Restricted Actions.  During the period commencing on the date of this Agreement and continuing until the Closing, except as specifically contemplated by this Agreement, the Trust shall cause each Utility Seller to refrain from taking, and DTUENY shall not take, any of the following actions without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                                     declare, set aside, pay or make any in-kind distribution or similar payment with respect to any of its Equity Interests;

(ii)                                  issue or sell any Equity Interests or purchase or redeem any of its outstanding Equity Interests;

(iii)                               (A) amend any material provision of any Benefit Plan, (B) adopt or enter into any arrangement that would be a Benefit Plan, (C) increase the compensation or benefits (including severance or termination pay) of, or grant or pay any benefits (including severance or termination pay) to, any officer or employee, or take any similar action, except, in the case of this subclause (C), to the extent required by applicable Law or any Benefit Plan set forth on Section 3.18(a) of the Disclosure Schedule, (D) hire any employee at an annual compensation level expected to be more than $100,000, or (E) materially increase or decrease the number of employees, independent contractors or others providing services to any Seller;

(iv)                              (A) guarantee any Indebtedness or, except in the ordinary course of business consistent with past practice for working capital purposes under facilities existing on the date of this Agreement, incur or increase any Indebtedness, (B) make any loans, advances or capital contributions to, or investments in, any Person or (C) enter into any new credit agreements or enter into any amendments or modifications of any existing credit agreements;

(v)                                 acquire (A) by merging or consolidating with, or by purchasing any portion of the Equity Interests or any material portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or (B) any assets, except for purchases of inventory items and supplies, as well as other immaterial assets, in the ordinary course of business consistent with past practice;

(vi)                              lease, mortgage or otherwise encumber, or sell, transfer or otherwise dispose of, any assets, except for the sale of Inventory in the ordinary course of business consistent with past practice;

(vii)                           (A) make, rescind or change any Tax election, waive any restriction on any assessment period relating to Taxes, enter into any closing agreement regarding Taxes or settle or compromise any material Tax liability or refund, (B) enter into any closing agreement regarding Taxes or (C) change any material aspect of any method of accounting for Tax purposes;

(viii)                        (A) pay, discharge, waive or satisfy any Liabilities except in the ordinary course of business consistent with past practice or in accordance with their terms or (B) settle or compromise any material Litigation;

(ix)                              enter into any Material Contract of the type described in subclauses (a), (b), (e), (f), (g), (i), (j), (k), (l), (m) or (n) of Section 3.14;

(x)                                 (A) terminate any Material Contract, or make any amendment to any Material Contract or any Related Person Contract, other than renewals of Contracts without changes in terms that are adverse to any Seller, or (B) execute or terminate any Related Person Contract;

(xi)                              manufacture, assemble or sell, or contract to manufacture, assemble or sell, Products/Services in a manner such that, in the aggregate, the total revenues arising therefrom would reasonably be expected to be less than the total costs (including costs related to discounts, cash prebates, rebates and similar items) associated with the manufacture, assembly and sale thereof (for this purpose, the relevant Contracts shall be evaluated over the life of the entire Contracts);

(xii)                           grant credit to any customer on terms or in amounts materially more favorable than those that have been extended to such customer in the past, effect any other material change in the terms of any credit heretofore extended by any Seller or effect any other material change of any Seller’s policies or practices with respect to the granting of credit;

(xiii)                        implement or adopt any change in accounting principles, practices or methods except to the extent required by GAAP;

(xiv)                       make or change any Tax election, settle or compromise any Tax claim or assessment, fail to file any Tax Return when due or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, amend any Tax Return, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xv)                          adopt a plan of liquidation or resolution providing for the liquidation or dissolution; or

(xvi)                       authorize or enter into any Contract to do any of the foregoing.

Section 5.2                                    Access to Information.

(a)                                 General.  Upon reasonable prior notice to Appointed Agent or its designee in writing, the Trust shall cause each Utility Seller to, and DTUENY shall, afford Buyer and its equityholders, directors, officers, employees, consultants, representatives and other agents, including attorneys, accountants and other advisors (collectively, “Representatives”), reasonable access, during normal business hours prior to the Closing, to the officers, employees, properties, books and records of Sellers so that they may have the opportunity to make such investigations of the business and affairs of Sellers as they reasonably desire.  Without limitation, the Trust shall cause each Utility Seller to, and DTUENY shall, furnish such additional financial and operating data and other information, and respond to such inquiries, as Buyer reasonably requests from time to time.

(b)                                 Operational Updates.  Prior to the Closing, the Trust shall cause each Utility Seller to, and DTUENY shall, confer on a regular and frequent basis with one or more Representatives of Buyer to (i) report operational matters of materiality and the general status of ongoing operations and (ii) take such action as Buyer reasonably requests to plan to implement Buyer’s plans for conducting the combined operations of Buyer and its Affiliates, together with the business currently conducted by Sellers, after the Closing.

(c)                                  Exceptions.  Notwithstanding the foregoing, (i) Buyer shall route all requests for access or information through Appointed Agent or its designee in writing and (ii) Sellers shall not be required to provide (A) access to or disclose information that, if disclosed, would result in a violation of any applicable Law or Order or any binding Contract executed prior to the date of this Agreement, (B) access to or disclose information that the Trust in good faith reasonably believes is competitively sensitive or (C) access to the employees and properties of Sellers that the Trust in good faith reasonably believes would be materially disruptive to the business and operations of Sellers.  The Trust and DTUENY shall use its reasonable best efforts to make appropriate substitute access and disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 5.3                                    Commercially Reasonable Efforts; Cooperation.

(a)                                 Further Actions.  Prior to the Closing, each Party shall cooperate with and assist the other Parties, and shall use commercially reasonable efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.  Such efforts shall include (without limitation) the Parties’ obligations, if any, under the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K and N.J.A.C. 7:26B).

(b)                                 Certain Filings.  In furtherance and not in limitation of Section 5.3(a), each Party shall (i) make all appropriate filings and/or applications under all applicable Regulatory Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement (which filings and applications shall be made in any event within ten Business Days after the date of this Agreement), (ii) comply at the earliest practicable date with any request under all such Regulatory Laws for additional information, documents or other materials received by such Party and its Affiliates from any Governmental Entity in respect of such filings, applications or transactions and (iii) cooperate with the other Parties in connection with such filings and applications (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing Parties prior to filing and consulting with the non-filing Parties with respect to the content thereof) and in connection with resolving any investigation or other inquiry of any Governmental Entity under all such Regulatory Laws.

(c)                                  Communications.  In connection with this Section 5.3, each Party shall promptly inform the other Parties of any material communication received by such Party from, or given by such Party to, any Governmental Entity in connection with any filing or application with, submission to or investigation or inquiry by any Governmental Entity under any applicable Regulatory Law relating to the transactions contemplated by this Agreement.  No Party shall independently participate in any formal meeting with any Governmental Entity in respect of any such filing, submission, investigation or inquiry without providing the other Parties with reasonable prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate.  Subject to applicable Law, the Parties shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals relating to any such filing, application, submission, investigation or inquiry made or submitted by or on behalf of any Party.  Any Party may, as it deems advisable, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.3 as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to directors, officers, employees or other agents of the recipient, unless express prior written permission is obtained from the source of the materials.

(d)                                 No Divestiture.  Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates shall be required to grant a license in respect of, or to dispose or hold separate, or to agree to grant a license, dispose of, hold separate or restrict its ownership and operation of, all or any portion of the business or assets of Buyer and its Affiliates, including, for this purpose, the business and assets of each Seller, for any reason or purpose.

Section 5.4                                    Debt Financing.  Prior to the Closing, Buyer shall use commercially reasonable efforts to arrange for consummation of debt financing involving an aggregate principal amount up to $150,000,000 to support Buyer’s ability to make payments due at the Closing under this Agreement (the “Debt Financing”), provided that the Debt Financing shall be made upon terms and conditions no less favorable to Douglas Dynamics, Inc. than those set forth in that certain Amended and Restated Credit and Guaranty Agreement, dated as of April 18, 2011, among Douglas Dynamics, L.L.C., Douglas Dynamics Finance Company and Fisher, LLC, as borrowers, Douglas Dynamics, Inc., as guarantor, the banks and financial institutions listed therein, as lenders, J.P. Morgan Securities LLC, as sole bookrunner and sole lead arranger, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended.  The Trust and DTUENY shall, and shall cause their respective Affiliates to, provide all cooperation that Buyer reasonably requests in connection with the Debt Financing. Prior to the Closing and upon Appointed Agent’s reasonable request,, Buyer shall confer, and permit J.P. Morgan Securities LLC to confer (with Buyer participating in all instances), on a reasonable basis with Appointed Agent or its Representatives to discuss the status of the Debt Financing.

Section 5.5                                    Acquisition Proposals.  Prior to the Closing, each of the Trust and DTUENY agrees that it will not, and will cause its Affiliates and its and their Representatives not to, directly or indirectly, (a) encourage, solicit, initiate, make or facilitate the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (b) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any Person (other than Buyer) in connection with any Acquisition Proposal or (c) enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal.

Section 5.6                                    Notification of Certain Matters.  Prior to the Closing, each Party shall use its reasonable best efforts to provide the other Parties with prompt written notice of (a) any event the occurrence or non-occurrence of which such Party is aware and that would be reasonably likely to (i) cause any representation or warranty made by such Party in this Agreement to be untrue or inaccurate in any material respect, (ii) cause any covenant made by such Party in this Agreement not to be complied with or satisfied in any material respect or (iii) result in any condition set forth in ARTICLE 7 to be unsatisfied at any time from the date of this Agreement to the Closing or (b) any communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available under this Agreement to the Party receiving such notice.

ARTICLE 6
CERTAIN ADDITIONAL COVENANTS

Section 6.1                                    Access to Information; Cooperation.

(a)                                 Access to Information.  After the Closing, each Party shall afford any other Party and its respective Representatives, during normal business hours, reasonable access to the books, records and other information in such Party’s possession or control relating to the Business with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose.

(b)                                 Cooperation.  Each Party shall cooperate, as and to the extent reasonably requested by any other Party, in connection with (i) the filing of Tax Returns relating to the Business and (ii) any Litigation (including insurance claims) brought by or against any third party in connection with (A) any transaction contemplated by this Agreement or (B) any fact or condition relating to the Business.  As and to the extent Buyer reasonably requests, the Trust shall cause each Utility Seller to, and DTUENY shall, use its reasonable best efforts to obtain from any Person any certificate or other document that may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer and/or in respect of the transactions contemplated by this Agreement.

(c)                                  Adversarial Proceedings.  Notwithstanding the provisions of this Section 6.1, although the existence of a Dispute or other adversarial proceeding between or among any of the Parties shall not abrogate or suspend the provisions of this Section 6.1, as to such records or other information directly pertinent to such Dispute or other adversarial proceeding, the Parties may not utilize this Section 6.1 but rather, absent agreement, must utilize the rules of discovery.

Section 6.2                                    Employee Matters.

(a)                                 Employment.  All employees of Sellers identified in Section 3.17 of the Disclosure Schedule who are in active employment status as of the Closing (collectively, the “Active Transferred Employees”) shall cease their employment status with Sellers as of the Closing Date and simultaneously therewith Buyer shall offer employment to each such Active Transferred Employee on such terms and conditions as are comparable, in the aggregate, to those provided by Sellers.  Buyer will assume liability for all accrued vacation benefits, if any, for each Active Transferred Employee and Non-Active Transferred Employee who accepts Buyer’s offer of employment, but only to the extent such liability is accrued on the face of the Final Closing Statement.  For a period of one year following the Closing Date, Buyer shall, for each Active Transferred Employee and Non-Active Transferred Employee who accepts employment with Buyer on the Closing Date, continue or provide bonus and incentive cash compensation opportunities, and a base salary or hourly wage rate, that shall be comparable, in the aggregate, to such opportunities and salary or wage rate provided to such employee immediately prior to the Closing Date; provided that nothing herein shall require Buyer to continue the employment of any “at will” Active Transferred Employee or Non-Active Transferred Employee for any period or to provide salary or wage continuation in the event such employment is terminated.  For purposes of this Section 6.2(a), the term “active employment status” includes any individual not actively at work due to illness, short-term disability or sick leave, authorized leave of absence, layoff for lack of work or service in the Armed Forces of the United States but does not include any individual not actively at work due to retirement, resignation, permanent dismissal or long-term disability.  In addition, Buyer shall extend an employment offer to any employees of Sellers identified in Section 3.17 of the Disclosure Schedule who are not Active Transferred Employees in accordance with the foregoing provisions of this Section 6.2(a) (collectively, the “Non-Active Transferred Employees”) but who have a right to return to employment under the applicable policies of Sellers or pursuant to any applicable Law or Order at the time such employees are eligible to return to work or additional employment in the applicable job classification is deemed warranted by Buyer.  If any Non-Active Transferred Employee is employed by Buyer pursuant to the preceding sentence, then such Non-Active Transferred Employee shall become an Active Transferred Employee for purposes of this Agreement as of the date of such employment.  Prior to the Closing Date, and to the extent necessary to implement this sentence, Sellers shall cause to be taken all actions as may be reasonably required to amend any Benefit Plan and take or cause to be taken all other action as may be reasonably required to provide that severance or separation payments shall not be payable to any Active Transferred Employee on account of such employee’s termination of employment with Sellers.  Each Seller shall use, and shall cause its subsidiaries to use, its best efforts to keep available the services of its present employees through the Closing.

(b)                                 Benefit Plans.  Effective as of the Closing, Sellers will assign and Buyer (or an Affiliate of Buyer) shall assume, sponsorship of the Benefit Plans, including without limitation all policies of insurance, third-party recordkeeping service agreements, investment management contracts, and/or all assets held in trust relating to such Plans, and Sellers shall obtain any applicable consents from third parties and take any other actions necessary for such assignment.  For purpose of clarification, Buyer shall retain the right to assert a claim for indemnification as provided under Article 8 of this Agreement for any breach of Seller’s representation and warranties in Section 3.18, and the assignment of such Benefit Plans to Buyer or an Affiliate of Buyer shall not be deemed to result in Buyer’s assumption of liabilities arising from any such breach.  Subject to Section 6.2(a), this Section 6.2(b)  shall not prevent Buyer from amending, changing or terminating any of the Benefit Plans.  With respect to any benefits provided by Sellers, each Active Transferred Employee for purposes of any benefit plan, program or arrangement maintained for the benefit of former Seller employees at any time after the Closing Date, each Active Transferred Employee shall receive credit (as reported by Sellers to Buyer) for service with the Sellers prior to the Closing, to the same extent such service was credit or creditable under a similar Benefit Plan, for eligibility to participate, vesting and benefit accrual (except where doing so would cause a duplication of benefits).  Buyer shall also (x) cause any and all pre-existing conditions (or actively at work or similar limitations), eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such employees and their eligible dependents and (y) provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year to the extent reflected in records provided to Buyer for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any employee benefit plans, programs or arrangements in which they are eligible to participate after the Closing Date; provided in each case that, with respect to any Benefit Plan that is insured, the applicable insurance carrier consents to such actions, if such consent is required.

(c)                                  Termination Benefits.  If any action on the part of any Seller or the Trust on or prior to the Closing Date, the consummation of the transactions contemplated by this Agreement or Buyer’s failure to hire as an employee of Buyer any employee of a Seller shall result in any Liability (other than an Assumed Liability or a Liability arising as a result of Buyer’s breach of this Agreement) (i) for severance payments or other employment termination benefits or (ii) by virtue of any “plant closing” or other Law, then such Liability shall be the sole responsibility of, and shall be paid by, the Trust and DTUENY.

(d)                                 COBRA.  Buyer acknowledges and agrees that, for purposes of COBRA, it is a “successor employer” as defined in regulations under Code Section 4980B and agrees that it will assume all of Sellers’ obligations to provide COBRA continuation coverage with respect to all employees of the Utility Sellers and their covered dependents who are “M&A qualified beneficiaries” as defined in Treasury Reg. 54.4980B-9 or other applicable regulations under Code Section 4980B.

(e)                                  Payroll Tax.  The Parties agree that, with respect to Active Transferred Employees who accept employment with Buyer as of the Closing Date, (i) each Seller and Buyer respectively meet the definition of “predecessor” and “successor” as defined in Revenue Procedure 2004-53, (ii) for purposes of reporting employee compensation to the IRS on Forms W-2 and W-3 for the calendar year in which the

Closing Date occurs, each Seller and Buyer shall utilize the “Alternative Procedure” described in Section 5 of Revenue Procedure 2004-53 and (iii) for purposes of reporting employee compensation for Federal Insurance Contributions Act purposes for the calendar year within which the Closing Date occurs, each Seller meets the definition of “predecessor” and Buyer meets the definition of “successor” as defined in the IRS Regulation Section 31.3121(a)(1)-(b).  The Trust shall cause each Utility Seller to, and DTUENY shall, supply Buyer, with respect to all Active Transferred Employees, all cumulative payroll information as of the Closing Date.  Notwithstanding the foregoing, Buyer shall not assume any Liability with respect to such cumulative payroll information, and all such Liabilities shall be the sole responsibility of the Trust and DTUENY.  The Trust and DTUENY shall cause all such Liabilities to be paid as and when due.  Each Party shall cooperate in good faith to adopt, or to cause to be adopted, similar procedures under applicable state, municipal, county, local or other Laws.

(f)                                   Consent to Employment.  For all purposes, the Trust, on behalf of all Utility Sellers, and DTUENY consent to Buyer’s employment of all Active Transferred Employees that Buyer employs on or after the Closing Date.

(g)                                  No Additional Rights.  Nothing in this Agreement, express or implied, shall (i) confer upon any employee of any Seller or any of its Affiliates, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, for any nature whatsoever, or (ii) be interpreted to prevent or restrict the Buyer or any of its Affiliates from modifying or terminating the employment or terms of employment of any Active Transferred Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing.

Section 6.3                                    Tax Matters.

(a)                                 General.  The Trust and DTUENY shall cause to be filed all Tax Returns that Sellers are required to file and to be paid all Taxes due and payable on such Tax Returns, in each case, in accordance with applicable Law.

(b)                                 Purchase Price Allocation.  The Purchase Price shall be allocated among the Purchased Assets (or groups of such assets) for all Tax purposes in accordance with the applicable provisions of Section 1060 of the Code.  For this purpose, the Parties agree that the methodology for determining the fair market value of the Purchased Assets (or groups of such assets) is set forth in Exhibit 6.3(c).  No later than 90 days following the final determination of Net Working Capital, Buyer shall prepare and deliver to Seller a proposed allocation of the Purchase Price in accordance with Section 1060 of the Code and the principles set forth on Exhibit 6.3(c) (as finally determined and subject to any adjustments thereto, each in accordance with this Section 6.3(b), the “Purchase Price Allocation”). The procedures provided in Sections 2.5(a) and 2.5(b) shall apply for purposes of resolving any disputes relating to the proposed Purchase Price Allocation or any amendment thereto delivered by Buyer to Sellers pursuant to this Section 6.3. The Parties shall report, act and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Purchase Price Allocation.

Each Party shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as any other Party reasonably requests to prepare in connection with the Purchase Price Allocation.  All payments pursuant to Section 2.2(e), Section 2.2(f) or ARTICLE 8 shall be treated as adjustments to the Purchase Price, unless otherwise required by applicable Law.  None of the Parties shall take any position (whether on any Tax Returns, in any Tax Proceeding or otherwise) that is inconsistent with this Section 6.3(b) unless otherwise required by applicable Law.

(c)                                  Transfer Taxes.  Buyer shall pay all sales, use, documentary stamp, transfer, registration and similar Taxes, together with all recording expenses and notarial fees (collectively, “Transfer Taxes”), attributable to, imposed upon or arising from the transactions contemplated by this Agreement.  The Trust and DTUENY shall remit all Transfer Taxes paid by Buyer to the Trust or DTUENY.  The Parties shall cause to be executed and delivered to the Trust and DTUENY such certificates or forms as may be available and appropriate for Buyer to establish an exemption from (or otherwise reduce) such Taxes, to the extent reasonably requested.

(d)                                 Cooperation.  Each Party shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns relating to the Business or the transfers contemplated by this Agreement.  Each party further agrees, as and to the extent reasonably requested by the other party, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or other Person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(e)                                  Property Taxes.  All Taxes imposed with respect to personal property (“Property Taxes”), levied with respect to the Purchased Assets, shall be apportioned between Buyer and Sellers based on the number of days in the Pre-Closing Tax Period and the number of days of in the Post-Closing Tax Period.  Sellers shall be liable for the proportionate amount of such Property Taxes attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes attributable to the Post-Closing Tax Period.  Upon receipt of any bill for such Property Taxes, Buyer or Sellers, as applicable, shall present a statement to the other Party setting forth the amount of reimbursement to which each Party is entitled under this Section 6.3(d) together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid to the Party being reimbursed by the owing Party within ten (10) days after delivery of such statement.  In the event that Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 6.3(d), the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  The Trust and DTUENY shall cause Sellers to comply with this Section 6.3.

Section 6.4                                    Use of Dejana Name.  After the Closing, the Trust and DTUENY shall not, and shall cause their respective Affiliates (including all Sellers) not to, make any use of any name, mark, trade name, trademark, service mark or domain name incorporating “Dejana,” “Truck & Utility Equipment” or letters, words or phrases confusingly similar to any of the foregoing, except to the extent necessary for a Seller to pay the Excluded Liabilities, to prepare its Tax Returns and similar reports and to otherwise wind up and conclude its business.  Concurrently with the Closing, the Trust shall cause each Utility Seller to, and DTUENY shall, (a) change its legal name to a new name bearing no resemblance to its current name so as to permit the use of its current name by Buyer and (b) complete such actions as Buyer reasonably requests to permit Buyer to possess the sole right to use Seller’s trade name, Dejana.

Section 6.5                                    Unemployment Compensation.  Upon Buyer’s request, the Trust shall cause each Utility Seller to, and DTUENY shall, cooperate with Buyer in efforts to obtain the transfer of such Seller’s portion of the unemployment compensation funds applicable to Active Transferred Employees in each jurisdiction in which such Seller contributes to such funds, to the extent Buyer desires to transfer and assume such amounts.  In connection therewith, the Trust shall cause each Utility Seller to, and DTUENY shall, execute such documents as Buyer reasonably requests to effect such transfer.

Section 6.6                                    Other Warranty.  After the Closing, Buyer shall notify Appointed Agent of its receipt of any claim asserting warranty obligations arising from or involving Products/Services that do not constitute Assumed Warranty Liabilities (collectively, “Other Warranty”).  Buyer shall administer, satisfy and discharge any Liability arising from any Other Warranty.  The Trust and DTUENY shall reimburse Buyer and its Affiliates, at cost, for all expenses and other amounts incurred by Buyer and its Affiliates in connection with the administration, satisfaction and/or discharge of any Liability arising from any Other Warranty.  Buyer may bill the Trust and DTUENY, by directing an invoice to Appointed Agent, at any time and from time to time for any reimbursements described in this Section 6.6, and the Trust and DTUENY shall cause such invoices to be paid within ten days after receipt.

Section 6.7                                    Further Agreements.  The Trust (on behalf of all Utility Sellers) and DTUENY authorize and empower Buyer on and after the Closing Date to receive and open all mail received by Buyer relating to any Seller or its business, assets or Liabilities and to deal with the contents of such communications in any proper manner (subject to the provisions of this Section 6.7).  The Trust shall cause each Utility Seller to, and the Trust and DTUENY shall, promptly deliver to Buyer any mail or other communication received by any of them on or after the Closing Date relating to the Business, Purchased Assets or Assumed Liabilities, provided that the Trust or such Seller may retain a copy of such mail or other communication if and to the extent such mail or other communication relates to the Excluded Assets or Excluded Liabilities.  Buyer shall promptly deliver to Appointed Agent any mail or other communication received by it on or after the Closing Date relating to the Excluded Assets or Excluded Liabilities, provided that Buyer may retain a copy of such mail or other communication if and to the extent such mail or other communication relates to the Business, Purchased Assets or Assumed Liabilities.  On or after the Closing Date, if the Trust or any Seller receives any checks or other funds on account of or in respect of the Business, Purchased Assets or Assumed Liabilities, then the Trust shall not (and shall not permit any Seller to) cash such checks or deposit such funds into the Trust’s or any Seller’s account, and the Trust shall cause such checks or funds to be promptly forwarded to

Buyer (properly endorsed for deposit by Buyer).  On and after the Closing Date, if Buyer receives any checks or other funds on account of or in respect of the Excluded Assets or Excluded Liabilities, then Buyer shall not cash such checks or deposit such funds into its account, and Buyer shall promptly forward such checks or funds to Appointed Agent (properly endorsed for deposit by the applicable Seller).  Each Party shall undertake commercially reasonable efforts to ensure that third parties direct mail and other communications to the proper Party or Parties after the Closing.

Section 6.8                                    New Jersey ISRA.  The Trust and DTUENY shall be solely responsible for complying with the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.; N.J. Admin. Code 7:26B, as it applies to the transaction contemplated by this Agreement.

Section 6.9                                    Insurance Matters.  At or prior to the Closing, the Trust and DTUENY, at Sellers’ expense, shall cause Buyer and its Affiliates to be named as additional insureds under each current and former occurrence-type policy or policies of product liability and general liability insurance of Sellers, insuring against claims arising out of or resulting from occurrences prior to the Closing Date.

Section 6.10                             Further Assurances.  From time to time after the date of this Agreement, upon request of any Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated by this Agreement.

ARTICLE 7
CONDITIONS PRECEDENT TO CLOSING

Section 7.1                                    Conditions Precedent to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated to be performed by Buyer on the Closing Date (and, if the Closing does not occur, to perform any other obligation on or after the Closing Date) under this Agreement shall be subject to the satisfaction (or written waiver) at or prior to the Closing of each of the following conditions:

(a)                                 each of the representations and warranties made by the Trust and DTUENY in this Agreement that is qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, and each of the representations and warranties made by the Trust and DTUENY in this Agreement that is not qualified as to materiality shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date; and an authorized officer of the Trust shall have delivered to Buyer a certificate dated the Closing Date confirming the foregoing;

(b)                                 the Trust and DTUENY shall have performed in all material respects, and complied with in all material respects, all covenants required by this Agreement to be performed or complied with by them prior to or at the Closing, including the delivery of all documents described in Section 9.2; and an authorized officer of the Trust shall have delivered to Buyer a certificate dated the Closing Date confirming the foregoing;

(c)                                  no change, event, development, condition, occurrence or combination of changes, events, developments, conditions or occurrences, including any change, event, development, condition or occurrence that reflects an adverse change in the matters disclosed in the Disclosure Schedule, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect shall have occurred after the date of this Agreement; and an authorized officer of the Trust shall have delivered to Buyer a certificate dated the Closing Date confirming the foregoing;

(d)                                 no Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(e)                                  no Litigation shall have been commenced or threatened, and no investigation by any Governmental Entity shall have been commenced, against Buyer, the Trust, DTUENY, any of their respective Affiliates or any of the equityholders, directors, managers or officers of any of the foregoing with respect to the transactions contemplated by this Agreement;

(f)                                   all waiting periods applicable to the transactions contemplated by this Agreement under applicable Regulatory Laws shall have expired or terminated, and all approvals and rulings by, and filings with, Governmental Entities in respect of the transactions contemplated by this Agreement under applicable Regulatory Laws shall have been obtained or made; and

(g)                                  Buyer shall have received the funding proceeds provided for by the Debt Financing.

Section 7.2                                    Conditions Precedent to Obligations of the Trust and DTUENY.  The obligations of the Trust and DTUENY to consummate the transaction contemplated to be performed by the Trust and DTUENY on the Closing Date under this Agreement shall be subject to the satisfaction (or written waiver) at or prior to the Closing of each of the following conditions:

(a)                                 each of the representations and warranties made by Buyer in this Agreement that is qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, and each of the representations and warranties made by Buyer in this Agreement that is not qualified as to materiality shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date; and an authorized officer of Buyer shall have delivered to Appointed Agent a certificate dated the Closing Date confirming the foregoing;

(b)                                 Buyer shall have performed in all material respects, and complied with in all material respects, all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing; and an authorized officer of Buyer shall have delivered to Appointed Agent a certificate dated the Closing Date confirming the foregoing;

(c)                                  no Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d)                                 no Litigation shall have been commenced or threatened, and no investigation by any Governmental Entity shall have been commenced, against Buyer, the Trust, DTUENY, any of their respective Affiliates or any of the equityholders, directors, managers or officers of any of the foregoing with respect to the transactions contemplated by this Agreement; and

(e)                                  all waiting periods applicable to the transactions contemplated by this Agreement under applicable Regulatory Laws shall have expired or terminated, and all approvals and rulings by, and filings with, Governmental Entities in respect of the transactions contemplated by this Agreement under applicable Regulatory Laws shall have been obtained or made.

ARTICLE 8
INDEMNIFICATION

Section 8.1                                    By the Trust and DTUENY.  Upon the terms set forth in this ARTICLE 8, the Trust and DTUENY shall indemnify and hold harmless Buyer and its Affiliates, and their respective equityholders, directors, managers, officers, employees, agents and other representatives (collectively, the “Buyer Indemnified Parties”), from and against all Losses asserted against, imposed upon or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of or resulting from (a) any breach of any representation or warranty of the Trust or DTUENY set forth in this Agreement, (b) any breach of any covenant of the Trust or DTUENY set forth in this Agreement, (c) any of the Excluded Assets or Excluded Liabilities or (d) any of the matters described in Exhibit 8.1.

Section 8.2                                    By Buyer.  Upon the terms set forth in this ARTICLE 8, Buyer shall indemnify and hold harmless the Trust and DTUENY, and their respective trustees, beneficiaries, equityholders, directors, managers, officers, employees, agents and other representatives, from and against all Losses asserted against, imposed upon or incurred by any such Person, directly or indirectly, by reason of or resulting from (a) any breach of any representation or warranty of Buyer set forth in this Agreement, (b) any breach of any covenant of Buyer set forth in this Agreement or (c) any of the Assumed Liabilities.

Section 8.3                                    Indemnification of Third Party Losses.  The following provisions shall apply to any Claim subject to indemnification that is Litigation filed or instituted by, or the making of any claim or demand by, any Person that is not a Party or an Affiliate of a Party, including any Governmental Entity (a “Third Party Claim”):

(a)                                 Notice.  The Person or Persons seeking to be indemnified (whether one or more, the “Indemnified Party”) shall provide the Party or Parties from whom indemnification is sought (whether one or more, the “Indemnifying Party”) with written notice of the Third Party Claim promptly after its receipt of service or other notice in respect thereof.  Failure to provide notice of the Third Party Claim shall not affect the Indemnifying Party’s duties or obligations under this ARTICLE 8, except to the extent the Indemnifying Party is prejudiced thereby.

(b)                                 Defense.  The Indemnifying Party may undertake and control the defense of the Third Party Claim, by representatives chosen by it, if the Indemnifying Party admits that it has an indemnification obligation hereunder with respect to the Third Party Claim, in which case such assumption shall constitute the Indemnifying Party’s undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties, assessments and other Liabilities incurred in connection therewith.  If the Indemnifying Party so assumes such defense, then the Indemnified Party shall have the right to participate in the defense of the Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.  So long as the Indemnifying Party is defending the Third Party Claim actively and in good faith, the Indemnified Party (i) shall not settle the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) and (ii) shall make available to the Indemnifying Party or its representatives all records and other materials reasonably required, and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending the Third Party Claim.

(c)                                  Failure to Defend.  If the Indemnifying Party, within a reasonable time after notice of the Third Party Claim, fails to defend the Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further notice) have the right to undertake the defense, compromise or settlement of the Third Party Claim or consent to the entry of a judgment with respect to the Third Party Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment.

(d)                                 Indemnified Party’s Rights.  Notwithstanding anything to the contrary in this ARTICLE 8, (i) if there is a reasonable probability that any Third Party Claim may adversely affect the Indemnified Party other than as a result of money damages or other monetary payments, if any Third Party Claim involves a demand for money damages or other monetary payments that exceed the Indemnifying Party’s then current indemnification obligations under this ARTICLE 8 (giving effect to the limitations set forth in this ARTICLE 8) of if any Third Party Claim involves any criminal claim, inquiry or investigation, then the Indemnified Party shall have the right to defend, compromise or settle the Third Party Claim or consent to the entry of judgment with respect to the Third Party Claim, provided that the Indemnified Party shall not compromise or settle the Third Party Claim, or consent to the entry of judgment with respect to the Third Party Claim, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), and (ii) the Indemnifying Party shall not settle or compromise, or consent to the entry of judgment with respect to, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.4                                    Payment.  The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this ARTICLE 8.  Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Losses of the Indemnified Party with respect thereto.  If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal.

Section 8.5                                    Limitations on Indemnification. Except for any willful breach or willful misrepresentation, as to which claims may be brought without limitation as to time, amount or otherwise:

(a)                                 Time Limitation.  No claim or action shall be brought under this ARTICLE 8 for breach of a representation or warranty after the second anniversary of the Closing Date.  Notwithstanding the foregoing or any other provision of this Agreement:

(i)                                     There shall be no time limitation on any claim or action brought for breach of any representation or warranty made in or pursuant to Section 3.1, Section 3.2, Section 3.12(a), Section 3.24, Section 4.1 or Section 4.2 (collectively, the “Fundamental Representations”), and the Parties hereby waive all applicable statutory limitation periods with respect thereto.

(ii)                                  Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 3.5 may be brought at any time until the date that is 30 days after the underlying obligation is barred by the applicable limitation period under federal and state Laws relating thereto (as such period may be extended by tolling or waiver).

(iii)                               Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 3.10(c) or Section 3.18 may be brought at any time until the fifth anniversary of the Closing Date.

(iv)                              Any claim or action made by an Indemnified Party by delivering notice to the Indemnifying Party prior to the expiration of the applicable survival period for such claim or action shall be preserved despite the subsequent expiration of such survival period.

(v)                                 If any act, omission, disclosure or failure to disclose shall form the basis for a claim or action for breach of more than one representation or warranty and such claims have different periods of survival hereunder, then the expiration of the survival period of one claim or action shall not affect an Indemnified Party’s right to make a claim or action based on the breach of representation or warranty still surviving.

(b)                                 Deductible Limitation.  Except with respect to claims for breaches of any Fundamental Representation (as to which the limitation set forth in this Section 8.5(b) shall not apply), an Indemnified Party shall not be entitled to indemnification under this ARTICLE 8 for Losses with respect to breaches of representations and/or warranties unless the aggregate amount of all Losses related to any and all breaches of representations and/or warranties (but for this Section 8.5(b)) exceeds on a cumulative basis an amount equal to $1,250,000 (the “Deductible”); and in such event, the Indemnified Party shall be entitled to indemnification in full for all Losses related to breaches of representations and/or warranties to the extent in excess of the Deductible.

(c)                                  Amount Limitation.  Except with respect to claims for breaches of any Fundamental Representation (as to which the limitation in this Section 8.5(c) shall not apply), the aggregate amount of all Losses paid by an Indemnifying Party under this ARTICLE 8 with respect to breaches of representations and/or warranties shall not exceed $30,000,000.

(d)                                 Insurance Offset.  The obligation of an Indemnifying Party to indemnify an Indemnified Party for Losses under this ARTICLE 8 for breaches of representations and/or warranties shall be reduced by the amount of insurance proceeds actually received by the Indemnified Party from third party insurers with respect to such Losses.  The Indemnified Party shall undertake good faith efforts to make and pursue reasonable claims against third party insurers with respect to such Losses, provided that the Indemnified Party shall not be required to commence or otherwise participate in any Litigation in respect of any such claims.

(e)                                  Mitigation Offset.  An Indemnifying Party shall not have liability for Losses under this ARTICLE 8 for breaches of representations and/or warranties to the extent the Indemnified Party fails to mitigate such Losses in the manner required by applicable Law.

(f)                                   General.  The limitations set forth in this Section 8.5 shall not limit the obligation of any Party to provide indemnification from and against Losses arising from any breach of a covenant, even if such breach also constitutes a breach of a representation or warranty.  Without limitation, the obligations of the Trust and DTUENY to indemnify the Buyer Indemnified Parties from and against Losses for which the Buyer Indemnified Parties are entitled to indemnification under subclause (b) or (c) of Section 8.1 shall not be affected by the limitations set forth in this Section 8.5.  With respect to Losses for which the Trust and/or DTUENY is required to provide indemnification under this ARTICLE 8 for breaches of representations and/or warranties, the limitations set forth in Section 8.5(b) and Section 8.5(c) shall be applied as though the Trust and DTUENY, taken together, constitute the Indemnifying Party.

Section 8.6                                    Materiality Qualifiers.  The Parties agree that, for purposes of this ARTICLE 8, in determining whether any representation or warranty set forth in this Agreement (other than the representations and warranties set forth in Section 3.4(a) and subclause (b)(i) of Section 3.8) has been breached and for purposes of determining the amount of Losses resulting therefrom, any and all “Material Adverse Effect,” “in all material respects,” “materiality” and similar exceptions and qualifiers set forth in any such representation or warranty shall be disregarded.

Section 8.7                                    Escrow of Disputed Amounts.  If a Buyer Indemnified Party in good faith believes that the Trust or DTUENY has failed to pay amounts due such Buyer Indemnified Party, including any amounts that the Trust or DTUENY is obligated to pay pursuant to the indemnification obligations set forth in this ARTICLE 8, at a time that there are amounts then due and owing from Buyer or any of its Affiliates to the Trust, DTUENY or any of their respective Affiliates, including any earned but unpaid amount otherwise payable pursuant to Section 2.2(e) or Section 2.2(f), then such Buyer Indemnified Party may, in addition to any other rights and remedies that may be available, deliver to the Escrow Agent (or a successor escrow agent) the amount to which such Buyer Indemnified Party believes it is entitled out of the amounts then due and owing the Trust, DTUENY or any of their respective Affiliates, such amount to be held in escrow by such Escrow Agent (or a successor escrow agent) until resolution, by settlement or otherwise, of the parties’ respective entitlement to the amount so held.

Section 8.8                                    No Waiver.  The consummation of the transactions contemplated by this Agreement shall not constitute a waiver by any Party of its rights to indemnification hereunder, regardless of whether the Indemnified Party has knowledge of the basis of the Loss at or prior to the Closing.  No representation, warranty or covenant set forth in this Agreement or in any schedule or exhibit attached hereto or any document or instrument executed and delivered pursuant hereto shall merge into the deeds, bill of sale, assignments, documents, agreements and instruments to be delivered at the Closing.

Section 8.9                                    Exclusive Remedy.  The indemnification provisions of this ARTICLE 8 shall be the sole and exclusive remedy available to the Parties with respect to all claims arising out of or relating to the negotiation, execution or performance of this Agreement; provided, however, that the provisions of this Section 8.9 shall not apply to claims based on fraud or affect the ability of a Party to seek equitable relief, including specific performance, of a covenant set forth in this Agreement.

ARTICLE 9
CLOSING

Section 9.1                                    Closing Date; Location.  Unless this Agreement shall have been terminated pursuant to Section 10.1, and provided that the conditions set forth in ARTICLE 7 are satisfied or waived, the closing with respect to the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Foley & Lardner LLP in Milwaukee, Wisconsin at 10:00 a.m., local time, on the second Business Day after the satisfaction or waiver of all of the conditions set forth in ARTICLE 7, other than conditions that, by their nature, will be satisfied at the Closing, or such other location, time and date as Buyer and Appointed Agent agree in writing.  The Parties intend that the pre-Closing and Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certificates and certain other documents and instruments to be held in escrow by outside counsel to the recipient Party pending authorization by the delivering Party (or its outside counsel) of their release at Closing.  The actual date of the Closing is referred to as the “Closing Date,” and if the Closing occurs, the Closing shall be deemed to have become effective as of 12:01 a.m., Eastern Time, on the Closing Date (the “Effective Time”).

Section 9.2                                    Documents to be Delivered by the Trust and DTUENY.  At the Closing, the Trust and DTUENY shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a)                                 such bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as are necessary to vest in Buyer good and marketable title to (or, as applicable, a valid and subsisting leasehold interest or license rights in) in and to the Purchased Assets, in form and substance reasonably acceptable to Buyer and Appointed Agent;

(b)                                 a noncompetition, nonsolicitation and confidentiality agreement, in the form of Exhibit 9.2(b), duly executed by the Trust, each Seller, Peter Dejana, Andrew Dejana, Peter Paul Dejana Family Trust 2015 and Peter Paul Dejana Family Trust Dated 12/31/98 (collectively, the “Noncompetition Agreements”);

(c)                                  an escrow agreement, in form and substance reasonably acceptable to Buyer and Appointed Agent (the “Escrow Agreement”), duly executed by Appointed Agent;

(d)                                 an employment agreement between Buyer and each of Andrew Dejana and Jerry Dresel, in the form of Exhibit 9.2(d)(i)-(ii) duly executed by each of Andrew Dejana and Jerry Dresel;

(e)                                  the lease agreements described in Exhibit 9.2(e) (the “Lease Agreements”), in each case, (a) consistent with the terms and conditions set forth in the term sheet attached hereto as Exhibit 9.2(e) and (b) in form and substance reasonably satisfactory to Buyer;

(f)                                   a copy of the resolutions of the Board of Directors and equityholders of each Seller, in form and substance reasonably acceptable to Buyer and Appointed Agent, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by such Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby, certified by the secretary thereof;

(g)                                  such pay-off letters, mortgage releases, mortgage satisfactions, UCC termination statements and similar releases and documents as Buyer reasonably determines are necessary to release or terminate any obligation of Sellers under Indebtedness and any Liens affecting any Purchased Assets (other than Permitted Liens), in form and substance reasonably acceptable to Buyer and Appointed Agent;

(h)                                 such consents to assignment, waivers and similar instruments as Buyer reasonably determines are necessary to permit the consummation of the transactions contemplated hereby, in form and substance reasonably acceptable to Buyer and Appointed Agent;

(i)                                     all documentation necessary to effect the change of the legal name of each Seller as required by Section 6.4, in form and substance reasonably acceptable to Buyer and Appointed Agent;

(j)                                    certificates of insurance evidencing that the insurance to be obtained pursuant to this Section 6.8 is in effect;

(k)                                 the certificates described in Section 7.1(a), Section 7.1(b) and Section 7.1(c);

(l)                                     all documentation required to be delivered to Buyer at or prior to Closing pursuant to the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K and N.J.A.C. 7:26B);

(m)                             a statement from each Seller, in compliance with Reg. 1.1445-2(b)(2), certifying that such Seller is not a foreign person for purposes of U.S. income taxation;

(n)                                 a written legal opinion, in form and substance (and from a law firm) reasonably acceptable to Buyer, with respect to the formation and existence of the Trust and the binding effect of this Agreement on the Trust;

(o)                                 evidence reasonably acceptable to Buyer that the Lease Agreement effective March 30, 2015, by and between Frank Grausso, Jr. and Dejana Realty of Kings Park, LLC was assigned or subletted to a Seller; and

(p)                                 all other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

Section 9.3                                    Documents to be Delivered by Buyer.  At the Closing, Buyer shall deliver to Appointed Agent the following documents, in each case, duly executed or otherwise in proper form:

(a)                                 such undertakings and instruments of assumption as are necessary to evidence Buyer’s assumption of the Assumed Liabilities in accordance with this Agreement, in form and substance reasonably acceptable to Buyer and Appointed Agent;

(b)                                 the Escrow Agreement, duly executed by Buyer and Escrow Agent;

(c)                                  the Employment Agreements, duly executed by Buyer;

(d)                                 the Lease Agreements, in each case, (a) consistent with the terms and conditions set forth in the term sheet attached hereto as Exhibit 9.2(e) and (b) in form and substance reasonably satisfactory to Appointed Agent, duly executed by Buyer;

(e)                                  the certificates described in Section 7.2(a) and Section 7.2(b);

(f)                                   a copy of the resolutions of the Board of Directors of Buyer, in form and substance reasonably acceptable to Appointed Agent, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby, certified by the secretary thereof; and

(g)                                  all other documents, instruments or writings required to be delivered to the Trust or DTUENY at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Appointed Agent may reasonably request.

ARTICLE 10
TERMINATION

Section 10.1                             General.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)                                 by mutual written consent of Buyer and Appointed Agent;

(b)                                 by Buyer or Appointed Agent if (i) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby substantially on the terms contemplated by this Agreement, (ii) an Order shall have been enacted, entered, promulgated or issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement substantially on the terms contemplated hereby, and such Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this subclause (ii) shall have used commercially reasonable efforts to remove such Order, or (iii) a Governmental Entity shall have failed to issue an Order or take any other action, and such denial of a request to issue such Order or take such other action shall have become final and non-appealable, that is necessary to satisfy any condition set forth in ARTICLE 7; provided, however, that the right to terminate this Agreement pursuant to this subclause (iii) shall not be available to any Party whose failure to comply with Section 5.3 has been the cause of such inaction; and provided further that the right to terminate this Agreement pursuant to this Section 10.1(b) shall apply only if the Law, Order or act or omission of the Governmental Entity, as the case may be, shall have caused the failure of any condition set forth in ARTICLE 7 to be satisfied and the Party entitled to rely on such condition shall not elect to waive such condition;

(c)                                  by Buyer or Appointed Agent if the Closing shall not have occurred on or prior to August 31, 2016 or such other date as Buyer and Appointed Agent shall agree in writing (the “Termination Date”); provided, however, that (i) the Termination Date shall be automatically extended for a period not to exceed 60 days to the extent necessary to obtain those approvals of Governmental Entities that are required to satisfy the condition set forth in Section 7.1(f) and Section 7.2(e) and (ii) the right to terminate this Agreement pursuant this Section 10.1(c) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the transactions contemplated hereby to be consummated on or before the Termination Date;

(d)                                 by Appointed Agent if all of the following shall have occurred:  (i) Buyer shall have breached or failed to perform in any material respect any of its representations, warranties or covenants set forth in this Agreement, (ii) such breach or failure to perform is reasonably expected to result in any condition set forth in Section 7.2 to not be satisfied and (iii) such breach or failure to perform is incapable of being cured by Buyer prior to the date that is 15 days after receipt of written notice thereof or, if such breach or failure to perform is capable of being so cured, Buyer shall not have cured such breach or failure to perform within 15 days after receipt of written notice thereof; or

(e)                                  by Buyer if all of the following shall have occurred:  (i) the Trust or DTUENY shall have breached or failed to perform in any material respect any of its representations, warranties or covenants set forth in this Agreement, (ii) such breach or failure to perform is reasonably expected to result in any condition set forth in Section 7.1 to not be satisfied and (iii) such breach or failure to perform is incapable of being cured by the Trust and DTUENY prior to the date that is 15 days after receipt of written notice thereof or, if such breach or failure to perform is capable of being so cured, the Trust and DTUENY shall not have cured such breach or failure to perform within 15 days after receipt of written notice thereof.

Section 10.2                             Effect of Termination.  If this Agreement is terminated as provided in Section 10.1, then this Agreement shall forthwith become wholly void and of no further force and effect, and there shall be no liability under this Agreement on the part of the Parties; provided, however, that (a) the provisions of ARTICLE 11 shall remain in full force and effect and (b) termination shall not relieve any Party from liabilities for Losses incurred or suffered by any other Party as a result of any fraud or any willful or material breach of any of such Party’s representations, warranties or covenants set forth in this Agreement.

ARTICLE 11
MISCELLANEOUS

Section 11.1                             Appointed Agent.

(a)                                 Appointment.  Each of the Trust and DTUENY hereby appoints and constitutes Appointed Agent as its representative, attorney-in-fact and agent, with full power of substitution, to act in the name, place and stead of such Party in accordance with the terms of this Agreement, to act on behalf of such Party in any Litigation involving the transactions contemplated by this Agreement, including pursuing, defending, negotiating, settling or otherwise administering claims under ARTICLE 8, and to do or refrain from doing on behalf of such Party all such further acts and things, and to execute on behalf of such Party all such documents, as Appointed Agent shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:

(i)                                     to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Trust and DTUENY to consummate the transactions contemplated by this Agreement;

(ii)                                  to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, including the Escrow Agreement (it being understood that the Trust and DTUENY shall execute and deliver any such documents that Appointed Agent designates and agrees to execute);

(iii)                               to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement and the transactions contemplated hereby;

(iv)                              to administer indemnification and other claims made by any Buyer Indemnified Party against the Trust and/or DTUENY under this Agreement and/or the Escrow Agreement; and

(v)                                 to take all actions that, under this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, may be taken by the Trust and/or DTUENY and to do or refrain from doing any further act or deed on behalf of the Trust and/or DTUENY that Appointed Agent deems necessary or appropriate relating to the subject matter of this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby as fully and completely as the Trust and/or DTUENY could do if personally present.

(b)                                 Liability.  Appointed Agent shall not be liable to the Trust or DTUENY for any act taken or omitted by it as permitted under this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby, except to the extent such act is taken or omitted by willful misconduct.  Appointed Agent shall be fully protected against the Trust and DTUENY in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(c)                                  Indemnity.  The Trust and DTUENY shall indemnify and hold harmless Appointed Agent from and against any loss, liability or expense incurred without willful misconduct on the part of Appointed Agent arising out of or in connection with Appointed Agent exercising its rights or performing its duties under this Agreement and the transactions contemplated hereby, including costs and expenses of successfully defending Appointed Agent against any claim of liability with respect thereto.  Appointed Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken and suffered by it in good faith and pursuant to the opinion of such counsel.

(d)                                 Reliance.  Buyer and its Affiliates may conclusively rely on any action taken by Appointed Agent as irrevocably binding the Trust and DTUENY, and neither Buyer nor any of its Affiliates shall have any liability to the Trust or DTUENY (or their respective successors, assigns or representatives) for any action taken or not taken in reliance upon any action taken by Appointed Agent.

Section 11.2                             Expenses.

(a)                                 Brokerage.  Buyer shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by Buyer and any of its Affiliates, shareholders, directors, officers, employees or agents in connection with the transactions described in this Agreement.  The Trust and DTUENY shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by the Trust, any Seller and any of their respective Affiliates, equityholders, directors, managers, officers, employees or agents in connection with the transactions described in this Agreement.

(b)                                 Other.  Except to the extent otherwise expressly set forth in this Agreement, each Party shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

Section 11.3                             Liability Standard.  All obligations of the Trust and DTUENY under this Agreement are, and for all purposes shall be deemed to be, joint and several obligations.

Section 11.4                             Disclosure Schedule.  The Trust and DTUENY have prepared the schedules attached to this Agreement (collectively, the “Disclosure Schedule”) and delivered them to Buyer immediately prior to the execution and delivery of this Agreement.  No representation or warranty set forth in this Agreement shall be qualified or otherwise affected by any fact or item disclosed in any section of the Disclosure Schedule unless such representation or warranty is expressly qualified by reference to such section of the Disclosure Schedule, and any fact or item disclosed in any section of the Disclosure Schedule shall be deemed disclosed in all other sections of the Disclosure Schedule to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a reasonable person to identify the other section or subsection of this Agreement to which such information is responsive.  The Disclosure

Schedule shall not vary, change or alter the language of the representations and warranties set forth in this Agreement, and to the extent the language in the Disclosure Schedule does not conform to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

Section 11.5                             Publicity.  The Parties agree that no public release or announcement relating to the transactions contemplated by this Agreement shall be issued or made by or on behalf of any Party without the prior written consent of Buyer and Appointed Agent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may, in the reasonable judgment of the releasing Party, be required by Law or any rule or regulation of any securities exchange on which securities of the releasing Party (or an Affiliate thereof) are listed, in which case the Party required to make (or whose Affiliate is required to make) the release or announcement shall use commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

Section 11.6                             Bulk Transfer Laws.  Each Party (including the Trust on behalf of itself and each Utility Seller) hereby waives compliance by the other Parties with the provisions of the bulk transfer Law, bulk sales Law or similar Law of any jurisdiction with respect to the transactions contemplated by this Agreement.

Section 11.7                             Assignment.  No Party shall assign, transfer or encumber this Agreement, or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of Law (including by virtue of a merger or similar transaction), without the prior written consent of Buyer and Appointed Agent, and any attempted assignment, transfer or encumbrance without such consent shall be void and without effect.

Section 11.8                             Parties in Interest.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, personal representatives, permitted successors and permitted assigns.  Except for the provisions of Section 8.1 and Section 8.2  (and related provisions of ARTICLE 8), nothing in this Agreement, express or implied, shall confer any rights or remedies upon any Person other than the Parties and their respective permitted successors and permitted assigns.  Without limitation, nothing in this Agreement, express or implied, shall confer upon any Person any right relating in any way to employment or terms of employment with Buyer or any of its Affiliates.

Section 11.9                             Law Governing Agreement; Consent to Jurisdiction; No Jury Trial.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.  Each Party stipulates that if there is any dispute or disagreement between or among any of the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement (a “Dispute”), such Dispute shall be commenced and prosecuted in its entirety in, and each Party consents to the exclusive jurisdiction and proper venue of, the Delaware Court of Chancery (unless such court lacks subject matter jurisdiction, in which case, in any state or federal court located in the State of Delaware).  Each Party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles or by any other reason.  The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.  Each Party waives any right to trial by jury with respect to any Dispute.

Section 11.10                      Severability.  If any provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, then all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement in order to carry out the original intent and purpose of such invalid or unenforceable provision as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.11                      Amendment.  This Agreement may be amended or supplemented only pursuant to a written instrument executed and delivered by Buyer and Appointed Agent; provided, however, Buyer, in its discretion, may require the execution of any such amendment, modification or supplement by the Trust and DTUENY.

Section 11.12                      Waiver.  No waiver by any Party of any of the provisions of this Agreement shall be effective unless expressly set forth in a written instrument executed by the Party so waiving.  Except to the extent set forth in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants set forth herein and in any documents delivered or to be delivered pursuant hereto and in connection with the Closing hereunder.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 11.13                      Notice.  All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by facsimile transmission or sent by a nationally recognized private overnight courier service as follows:

(a)	If to the Trust, DTUENY or Appointed Agent, to:

Andrew Dejana
490 Pulaski Highway
Kings Park, New York 11754
Facsimile: (631) 544-0942

(with a copy to)

Nixon Peabody LLP
50 Jericho Quadrangle
Jericho, New York 11753
Attention: Allan H. Cohen
Facsimile: (866) 947-2070

(b)	If to Buyer, to:
c/o Douglas Dynamics, Inc.
7777 North 73rd Street
Milwaukee, Wisconsin 53223
Attention: President & Chief Executive Officer
Facsimile: (414) 354-5939

(with a copy to)

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
	Attention:	Jay O. Rothman
Bryan S. Schultz
	Facsimile:	(414) 297-4900

or to such other Person or address as any Party shall have specified by notice in writing to the other Parties.  If personally delivered, then such communication shall be deemed delivered on the date of actual receipt; if sent by facsimile transmission, then such communication shall be deemed delivered the date of the transmission or, if the transmission is not made before 5:00 p.m., at the place of receipt, on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); and if sent by overnight courier, then such communication shall be deemed delivered on the date of receipt.

Section 11.14                      Entire Agreement.  This Agreement (including the exhibits and schedules attached hereto) supersedes all prior agreements (including the Letter of Intent, dated February 26, 2016, among Douglas Dynamics, Inc., Dejana Trust & Utility Equipment, Inc. and Peter Dejana), and constitutes (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement, among the Parties with respect to the subject matter of this Agreement.  There have been and are no agreements, representations or warranties among the Parties relating to the subject matter of this Agreement other than those set forth or provided for in this Agreement.

Section 11.15                      Interpretative Provisions.  For purposes of this Agreement, (a) the words “including” and “include” shall be deemed to be followed by the words “without limitation,” (b) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole and (c) the term “knowledge” when used in the phrases “to Sellers’ Knowledge” or “Seller has no knowledge” or words of similar import shall mean, and shall be limited to, the knowledge that any of the following persons actually has or would have assuming that each such person has made a reasonable inquiry and investigation:  (i) the trustee(s) of the Trust or any director or officer of any Seller; and (ii) any other individual set forth in Exhibit 11.15.  All statements and information set forth in the Disclosure Schedule or in any certificate or instrument delivered by or on behalf of the Trust or any Seller pursuant hereto shall be deemed representations and warranties by the Trust and DTUENY under ARTICLE 3.  All statements and information set forth in any certificate or instrument delivered by or on behalf of Buyer pursuant hereto shall be deemed representations and warranties by Buyer under ARTICLE 4.  Unless the context otherwise requires, references in this Agreement:  (A) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (B) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (C) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.  This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.16                      Definitions.  For purposes of this Agreement, the term:

“Acquisition Proposal” shall mean (a) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving any Seller, (b) any proposal or offer to acquire in any manner, directly or indirectly, a material portion of the assets of any Seller, (c) any proposal or offer to acquire in any manner, directly or indirectly, any Equity Interests of any Seller or (d) any proposal or offer for any other transaction that is inconsistent with any of the transactions contemplated by this Agreement.

“Affiliate” of a Person shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Appointed Agent” shall mean Andrew Dejana or, if Andrew Dejana becomes unable or unwilling to serve as Appointed Agent, such other Person as the Trust may designate in writing.

“Asset Value” shall mean $180,000,000 plus the amount, if any, by which the Net Working Capital as reflected on the Estimated Closing Statement, the Preliminary Closing Statement or the Final Closing Statement (as applicable) is greater than $29,700,000 or minus the amount, if any, by which the Net Working Capital as reflected on the Estimated Closing Statement, the Preliminary Closing Statement or the Final Closing Statement (as applicable) is less than $29,700,000.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required by Law to be closed.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Current Assets” shall mean those assets of Sellers consisting of the following line items of the Reference Balance Sheet, the Preliminary Closing Statement or the Final Closing Statement, as the case may be:  (a) accounts receivable; (b) inventory; and (c) prepaid expenses and other current assets.

“Current Liabilities” shall mean those liabilities of Sellers consisting of the following line items of the Reference Balance Sheet, the Preliminary Closing Statement or the Final Closing Statement, as the case may be:  (a) accounts payable and accrued expenses; (b) bonus reserve; (c) accrued vacation, holiday and sick pay; and (d) warranty reserve.

“Earnout Actual Gross Profit” shall mean an amount equal to the portion of the amount reflected on the “gross profit” line item of the income statement constituting a part of the applicable Final Earnout Statement that is attributable to the Earnout Actual Gross Sales reflected on such applicable Final Earnout Statement.

“Earnout Actual Gross Sales” shall mean an amount equal to the amount reflected on the “gross sales” line item of the income statement constituting a part of the Final Earnout Statement.

“Earnout Annual Ratio” shall mean (a) the sum of 75% of the Earnout Actual Gross Sales for the applicable Earnout Year and 25% of the Earnout Actual Gross Profit for the applicable Earnout Year, (b) divided by the Earnout Measurement Threshold; provided, however, in no event shall the Earnout Annual Ratio exceed 1.00.

“Earnout Measurement Threshold” shall mean (a) $124,996,350 in the case of the Earnout Year ended December 31, 2016, (b) $144,661,250 in the case of the Earnout Year ended December 31, 2017 and (c) $159,550,750 in the case of the Earnout Year ended December 31, 2018.

“Earnout Payment Ratio” shall mean an amount equal to (a) the amount, if any, by which the Earnout Annual Ratio exceeds 0.90 (b) multiplied by ten; provided, however, that in no event shall the Earnout Payment Ratio exceed 1.00.  For the avoidance of doubt, if the Earnout Annual Ratio does not exceed 0.90, then the Earnout Payment Ratio shall be zero.

“Earnout Potential Payment” shall mean (a) $10,000,000 in the case of the Earnout Year ended December 31, 2016, (b) $10,000,000 in the case of the Earnout Year ended December 31, 2017 and (c) $6,000,000 in the case of the Earnout Year ended December 31, 2018.

“Earnout Year” shall mean, in respect of Buyer, each of the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018.

“Environmental Laws” shall mean all Laws (including common law) relating to pollution, protection of the environment or human health, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, together with any regulation, code, plan, order, decree, permit, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

“Equity Interests” shall mean (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities or (g) any other interest classified as an equity security of a Person.

“Escrow Agent” shall mean U.S. Bank N.A.

“Excluded Contracts” shall mean (a) those Contracts that the Trust and DTUENY did not disclose in Section 3.14 of the Disclosure Schedule in breach of this Agreement unless Buyer delivers written notice to Appointed Agent indicating that Buyer will accept the applicable Seller’s rights in, to and under such Contracts, (b) those Contracts entered into after the date of this Agreement of the type described in subclause (a), (e), (f), (g), (i), (j), (k), (l), (m) or (n) of Section 3.14 unless Buyer delivers written notice to Appointed Agent indicating that Buyer will accept the applicable Seller’s rights in, to and under such Contracts, (c) those Contracts that were entered into by a Seller outside the ordinary course of business or inconsistent with past practice unless Buyer delivers written notice to Appointed Agent indicating that Buyer will accept the applicable Seller’s rights in, to and under such Contracts and (d) those Contracts described in Exhibit 11.16-1.

“Excluded Liabilities” shall mean all Liabilities (x) of or against any Seller or (y) of or against the Business or the Purchased Assets that arise out of or relate to matters occurring prior to Closing, in each of the cases described in subclauses (x) and (y), other than the Liabilities that are assumed by Buyer pursuant to the express terms of Section 1.5.  Without limitation, “Excluded Liabilities” shall mean and include all of the following Liabilities (x) of or against any Seller or (y) of or against the Business or the Purchased Assets that arise out of or relate to matters occurring prior to Closing:

(a)                                 any Liability arising from or related to Indebtedness;

(b)                                 any Liability to the extent covered by any insurance policy of any Seller in effect prior to the Closing, but only to the extent a Seller receives proceeds thereunder;

(c)                                  any Liability in the nature of product liability, including any Liability for claims made for injury to person, damage to property or other damage arising from, caused by or arising out of the manufacture, processing, design, production, assembly, marketing, sale, delivery, lease or license of any product, or the performance of any service, by Seller (or any of its predecessors), and any Liability arising from, caused by or arising out of any defective or insufficient warnings, labeling or instructions contained on or provided in connection with any such products or services;

(d)                                 any Liability arising from, caused by or arising out of any obligation to implement any replacement, modification or recall campaign with respect to any product that was made, manufactured, processed, designed, produced, assembled, marketed, sold, delivered, leased or licensed, or any service that was performed, by any Seller (or any of its predecessors);

(e)                                  any Liability relating to any Litigation;

(f)                                   any Liability for any breach of any Contract, including any breach arising from assignment of the Assumed Contracts without the consent of third parties;

(g)                                  any Liability to the current or former Affiliates of any Seller;

(h)                                 any Liability (i) under, incident to or in connection with any Benefit Plan or (ii) relating to or arising out of any action or practice in connection with the employment or termination of employment of any persons currently or formerly employed or seeking to be employed by any Seller;

(i)                                     any Liability arising out of, related to or incurred in connection with any pollution, threat to the environment, exposure to or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Hazardous Substance or lack of compliance with Environmental Laws that (i) is related in any way to any Seller’s, or any previous owner’s or operator’s, ownership, operation or occupancy of the Business, the Real Property or the properties and assets being transferred to Buyer (whether owned, leased or otherwise held or utilized), including any failure to comply with any Environmental Laws, or (ii) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or were caused, on or before the Closing Date, whether or not known by Buyer;

(j)                                    any Liability for Taxes, including any Taxes with respect to any Tax period ending on or before the Closing Date and unpaid Taxes of any Person under Reg. 1.1502-6 (or any similar provision of state, local or other Law) as transferee or successor, by Contract or otherwise, and any Liability for failure to withhold Taxes (including any failure to withhold with respect to any Assumed Benefit Plan);

(k)                                 any Liability for any violation of, or failure to comply with, Laws or Orders; or

(l)                                     any Liability that any Person seeks to impose upon Buyer by virtue of any theory of successor liability, including Liabilities relating to environmental matters, any Benefit Plan, product liability, Taxes, labor and employment matters, COBRA, ERISA or the Code, or as a result of a failure to comply with any bulk transfer Law, bulk sales Law or similar Law.

“Final Adjustment Amount” shall mean an amount (which may be a positive or negative number) equal to the Asset Value as reflected on the Final Closing Statement minus the Asset Value as reflected on the Estimated Closing Statement.

“Final Closing Statement” shall mean either (a) the Preliminary Closing Statement if (i) no Statement Objection relating to the Preliminary Closing Statement is delivered to Buyer during the 60-day period specified in Section 2.5 or (ii) Buyer and Appointed Agent so agree in writing or (b) the Preliminary Closing Statement, as adjusted by (i) the written agreement of Buyer and Appointed Agent and/or (ii) the CPA Firm in accordance with Section 2.5(b).

“Hazardous Substance” shall mean (a) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (b) any chemical or other material or substance that is now regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (c) any other chemical or other material, waste or substance, exposure to which is now prohibited, limited or regulated by or under any Environmental Law.

“Indebtedness” shall mean Liabilities of any Seller (a) for indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, including all such liabilities evidenced by loan agreements, promissory notes, bonds, debentures, mortgages and similar debt security instruments, (b) for deferred purchase price of property or services with respect to which any Seller is liable as an obligor, (c) as lessee under leases recorded as capitalized leases in accordance with GAAP, (d) under interest rate swaps, currency swaps, foreign exchange, hedging or similar instruments, (e) in respect of performance bonds, banker’s acceptances and letters of credit, including standby letters of credit, (f) for any accrued interest, premium, fees, expenses or penalties (including prepayment and early termination penalties) owing in respect of any of the foregoing or (g) of the nature described in each of subclauses (a)-(f) above with respect to which any Seller is a guarantor.  For the avoidance of doubt, “Indebtedness” includes (without limitation) all Liabilities of any Seller under the following Contracts:  (i) the two Master Loan and Security Agreements with Wells Fargo Equipment Finance Inc.; and (ii) the Asset Purchase Agreement with AMCV, Inc. and Arthur McVaugh.

“Indebtedness Payoff Amount” shall mean the aggregate amount necessary to repay and discharge all Indebtedness outstanding as of the opening of business on the Closing Date and as reflected on the Estimated Closing Statement, the Preliminary Closing Statement or the Final Closing Statement (as applicable).

“Intellectual Property” shall mean rights in the following:  (a) all trademark rights, business identifiers, trade dress, service marks, trade names, domain names and brand names; (b) all copyrights and all other rights associated therewith and the underlying works of authorship; (c) all patents (including all patent applications and patent disclosures, together with all continuations, continuations-in-part, divisions, reissues, extensions and reexaminations thereof) and all proprietary rights associated therewith; (d) all Contracts granting any right, title, license or privilege under the intellectual property rights of any third party; (e) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (f) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

“IRS” shall mean the Internal Revenue Service.

“Liability” or “Liabilities” shall mean any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

“Liens” shall mean any mortgages, liens (statutory or otherwise), security interests, adverse claims, pledges, licenses, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever.

“Litigation” shall mean any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, investigation or adverse claim, whether civil, criminal or administrative.

“Losses” shall mean and include:  (a) all Liabilities, (b) all losses, damages, judgments, awards, penalties and settlements, (c) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid, and (d) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest), court costs and fees and expenses of attorneys, consultants and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

“Material Adverse Effect” shall mean (a) a material adverse effect on the conduct, financial condition, assets, Liabilities, business or operations of any Seller or any Real Property or (b) a change, event, development, condition or occurrence or combination of changes, events, developments, conditions or occurrences that, individually or in the aggregate, prevents or materially delays the Trust or DTUENY from performing its obligations under this Agreement.

“Net Working Capital” shall mean an amount equal to the total book value of the Current Assets minus the total book value of the Current Liabilities, as reflected on the Estimated Closing Statement or the Final Closing Statement, as the case may be.

“Parties” shall mean Buyer, the Trust, DTUENY and/or Appointed Agent, as the case may be.

“Permitted Liens” shall mean (a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings (and that have been sufficiently reflected or reserved against on the face of the Recent Balance Sheet and the Final Closing Statement, as applicable), (b) recorded easements for public utilities, none of which interfere with the conduct of any Seller’s business as currently conducted or adversely affect the marketability of any Seller’s assets, and (c) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business consistent with past practice and that have been sufficiently reflected or reserved against on the face of the Recent Balance Sheet and the Final Closing Statement, as applicable.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

“Products/Services” shall mean all products or services currently or at any time previously sold by any Seller, or by any predecessor of any Seller, or that have borne a trademark of any Seller.

“Proposed Adjustment Amount” shall mean an amount (which may be a positive or negative number) equal to the Asset Value as reflected on the Preliminary Closing Statement minus the Asset Value as reflected on the Estimated Closing Statement.

“Reference Closing Statement” shall mean the Closing Statement attached as Exhibit 11.16-2.

“Regulatory Law” shall mean any Law that is designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition (including the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and similar Laws).

“Related Party Contracts” shall mean Contracts between a Person or any of its Subsidiaries, on the one hand, and any Affiliate of such Person, on the other hand.

“Taxes” shall mean supranational, national, state, provincial, municipal, local or foreign taxes, charges, fees, levies, or other assessments, including all income, gross income, sales and use, service, service use, ad valorem, transfer, gains, windfall or other profits, excise, franchise, alternative minimum, add-on minimum, real and personal property, gross receipts, single business, unincorporated business, value added, capital stock, production, business and occupation, disability, FICA, employment, payroll, workers’ compensation, license, lease, registration, parking, unclaimed property/escheatment, natural resources, commercial resources, premium, estimated, stamp, custom duties, environmental, severance or withholding taxes, or any other tax, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Entity, including any interest and penalties (civil or criminal) on or additions to any such taxes, whether disputed or not, and shall include any transferee liability in respect of taxes, or any liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

“Tax Return” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to Taxes or the determination, assessment, or collection of any Taxes, including any schedule, form, attachment or amendment thereto.

[The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Asset Purchase Agreement as of the day and year first written above.

ACQUISITION DELTA LLC

By:	/s/ James L. Janik
Name:	James L. Janik
Title:	Chief Executive Officer

PETER PAUL DEJANA FAMILY TRUST DATED 12/31/98

By:	/s/ Andrew Dejana
Name:	Andrew Dejana
Title:	Co-Trustee

By:	/s/ Joanne Southwick
Name:	Joanne Southwick
Title:	Co-Trustee

DEJANA TRUCK & UTILITY EQUIPMENT COMPANY, INC.

By:	/s/ Andrew Dejana
Name:	Andrew Dejana
Title:	Vice President

APPOINTED AGENT:

/s/ Andrew Dejana
Andrew Dejana